Exhibit 10.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

MORGENESIS LLC

a Delaware limited liability company

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. BECAUSE SUCH SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS. TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

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24.	Regulatory and Special Allocations	26
25.	Tax Returns	28
26.	Section 754 Election	29
27.	Tax Matters Representative	29
28.	Officers	29
29.	Management	30
30.	The Board of Managers	30
31.	Board Observers	32
32.	Information Rights	32
33.	MM Approval Rights	33
34.	Company and Unitholders Right of First Refusal	35
35.	Orgenesis Right of First Refusal	37
36.	Tag-Along Right	38
37.	Drag-Along Right	39
38.	MM Exchange Right	41
39.	Put Option & Call Option	41
40.	Registration Rights	42
41.	Exculpation and Indemnification	48
42.	Cooperation	49
43.	Admission of Additional Members	49
44.	Termination of Membership	49
45.	Liquidation, Dissolution or Winding Up	49
46.	Dissolution	50
47.	Separability of Provisions	50
48.	Notices	50
49.	Entire Agreement	50
50.	Governing Law	50
51.	Amendments	50
52.	Third Party Beneficiaries	50

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
MORGENESIS LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Morgenesis LLC (the “Company”) is entered into this [●] day of [●], 2022 by and among the Members (defined below) of the Company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

R E C I T A L S

WHEREAS, the Company was formed as a Delaware limited liability company by filing a certificate of formation with the Secretary of State of the State of Delaware on August 11, 2022;

WHEREAS, on August 11, 2022, Orgenesis Inc. (“Orgenesis”) entered into a limited liability agreement (the “Original Agreement”) in order to govern the operations and affairs of the Company and on August 15, 2022, Orgenesis amended and restated the Original Agreement in its entirety (the “Amended Agreement”) in connection with the Loan Agreement (defined below);

WHEREAS, effective as of the date hereof, and in connection with the transactions contemplated by that certain Unit Purchase Agreement among MM OS Holdings, L.P. (“MM”), the Company and Orgenesis, dated November 4, 2022 (the “Purchase Agreement”), the Company issued 3,019,651 Class A Preferred Units (defined below) to MM in exchange for the Initial Investment (as defined in the Purchase Agreement) and MM was admitted to the Company as a Member; and

WHEREAS, effective as of the date hereof, and in connection with the closing of the transactions contemplated by the Purchase Agreement, Orgenesis and MM desire to amend and restate the Amended Agreement in its entirety, as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Members hereby agree as follows:

1. Definitions. For purposes of this Agreement, each of the following terms shall have the meaning given such term in this Section 1:

“1933 Act” means the Securities Act of 1933 and the rules, regulations and interpretations thereunder, in each case as amended from time to time, or any successor thereto.

“Additional Units” means all Units (other than Excluded Securities) issued by the Company after the date hereof.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. No Person shall be an “Affiliate” of the Company, Orgenesis or any Subsidiary of either the Company or Orgenesis solely because it is an unrelated portfolio company of MM and neither MM nor any of its Affiliates shall be considered an Affiliate of the Company or Orgenesis or any Subsidiary of either the Company or Orgenesis.

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“As-Converted Basis” means a calculation of the Common Units assuming that all Preferred Units outstanding are converted into Common Units.

“Asset FMV” means, as of the relevant date of determination, with respect to any asset, the fair market value of such asset as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable in connection with such sale). For all purposes hereunder, the determination of the Asset FMV by the Board shall be deemed conclusive, final and binding on all Members (and shall not be subject to collateral attack for any reason).

“Business Day” means any day other than Saturday, Sunday or any day on which banks are required or authorized by Law to be closed in New York, New York.

“Capital Contribution” means, with respect to any Member, any cash, cash equivalents, or the fair market value of property that the Member contributes (or is deemed to contribute) to the Company by way of subscription for Units in the Company.

“Change of Control” means the earliest to occur of:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation or whether by operation of law or otherwise), of all or substantially all of the properties or assets of the Company and its Subsidiaries, to any Person; and

(ii) the consummation by the Company of any transaction or series of related transactions (including any merger, recapitalization, stock issuance, consolidation or restructuring whether by operation of law or otherwise), the result of which is that the Member(s) of the Company immediately prior to such transaction (in their capacities as such) possess less than a majority of the outstanding membership or other equity interests and the voting power of any surviving entity of any such transaction immediately after the consummation of such transaction or series of related transactions.

“Class A PIK Yield” means, with respect to each Class A Preferred Unit, the amount accruing on such Class A Preferred Unit on a quarterly basis, at the rate of 8% per annum on an amount equal to the sum of (x) the Capital Contributions (or deemed Capital Contributions) in respect of such Class A Preferred Unit as reflected on Schedule A plus (y) the unpaid amount accrued thereon under clause (x) of this definition of “Class A PIK Yield” for all prior calendar quarters. The Class A PIK Yield shall accrue quarterly in arrears on the first day of each calendar quarter; provided, that if any Class A Preferred Unit is outstanding for less than a full calendar quarter, the quarterly Class A PIK Yield for such Class A Preferred Unit shall be pro-rated based on the number of days the applicable Class A Preferred Unit has been outstanding during such calendar quarter. Notwithstanding the foregoing, the Class A PIK Yield shall cease accruing as of January 1, 2024 should the Company deliver an Earnout Report (as defined in the Purchase Agreement) indicating that an Earnout Payment (as defined in the Purchase Agreement) is payable to Orgenesis; provided, that if it is finally determined pursuant to Section 1.6 of the Purchase Agreement that there is no Earnout Payment owed to Orgenesis, then the Class A PIK Yield shall be automatically reinstated effective as of January 1, 2024.

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“Class A Preferred Liquidation Preference Amount” means, with respect to a Class A Preferred Unit, the greater of (i) 2.0x the Class A Preferred Unit Original Issue Price and (ii) the aggregate amount that would be distributed to the holder of such Class A Preferred Unit in respect of the number of Common Units that would be issued upon the conversion of such Preferred Unit assuming such conversion were to occur immediately prior to such Liquidation.

“Class A Preferred Unit Original Issue Price” means $10.00 per Class A Preferred Unit plus the Class A PIK Yield.

“Class A Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Class A Preferred Units” in this Agreement.

“Class B PIK Yield” means, with respect to each Class B Preferred Unit, the amount accruing on such Class B Preferred Unit on a quarterly basis, at the rate of 8% per annum on an amount equal to the sum of (x) the Capital Contributions (or deemed Capital Contributions) in respect of such Class B Preferred Unit as reflected on Schedule A plus (y) the unpaid amount accrued thereon under clause (x) of this definition of “Class B PIK Yield” for all prior calendar quarters. The Class B PIK Yield shall accrue quarterly in arrears on the first day of each calendar quarter; provided, that if any Class B Preferred Unit is outstanding for less than a full calendar quarter, the quarterly Class B PIK Yield for such Class B Preferred Unit shall be pro-rated based on the number of days the applicable Class B Preferred Unit has been outstanding during such calendar quarter. Notwithstanding the foregoing, the Class B PIK Yield shall cease accruing as of January 1, 2024 should the Company deliver an Earnout Report (as defined in the Purchase Agreement) indicating that an Earnout Payment (as defined in the Purchase Agreement) is payable to Orgenesis; provided, that if it is finally determined pursuant to Section 1.6 of the Purchase Agreement that there is no Earnout Payment owed to Orgenesis, then the Class A PIK Yield shall be automatically reinstated effective as of January 1, 2024.

“Class B Preferred Liquidation Preference Amount” means, with respect to a Class B Preferred Unit, the greater of (i) 1.5x the Class B Preferred Unit Original Issue Price and (ii) the aggregate amount that would be distributed to the holder of such Class B Preferred Unit in respect of the number of Common Units that would be issued upon the conversion of such Class B Preferred Unit assuming such conversion were to occur immediately prior to such Liquidation.

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“Class B Preferred Unit Original Issue Price” means $10.00 per Class B Preferred Unit plus the Class B PIK Yield.

“Class B Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Class B Preferred Units” in this Agreement.

“Class C Preferred Liquidation Preference Amount” means, with respect to a Class C Preferred Unit, the greater of (i) 1.0x the Class C Preferred Unit Original Issue Price and (ii) the aggregate amount that would be distributed to the holder of such Class C Preferred Unit in respect of the number of Common Units that would be issued upon the conversion of such Class C Preferred Unit assuming such conversion were to occur immediately prior to such Liquidation.

“Class C Preferred Unit Original Issue Price” means the price paid per Unit in respect of any Class C-1 Preferred Unit, Class C-2 Preferred Unit or Class C-3 Preferred Unit, as applicable.

“Class C Preferred Units” means the Class C-1 Preferred Units, the Class C-2 Preferred Units and the Class C-3 Preferred Units.

“Class C-1 Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Class C-1 Preferred Units” in this Agreement.

“Class C-2 Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Class C-2 Preferred Units” in this Agreement.

“Class C-3 Preferred Units” means the Units having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Class C-3 Preferred Units” in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” means the Units having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Common Units” in this Agreement.

“Company IPO” means the issuance and sale by the Company (or any entity into which the Company is converted or that is formed to hold Units or similar Securities of the Company) of securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the 1933 Act, or any analogous filing under the securities laws of any jurisdiction other than the US (whether alone or in connection with a secondary public offering).

“Dilutive Issuance” means the issuance of Additional Units.

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“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided, however, that none of the following shall be a Distribution: (a) any repurchase by the Company of Units pursuant to Section 39, (b) any repurchase or redemption of Units pursuant to the right of first refusal under Sections 34 or 35, (c) any repurchase or redemption of Units from any Member that is approved by a Supermajority Vote or (d) any fees, expenses or other amounts paid to MM (or any Affiliate of MM) that are not in respect of MM’s Units, including payments made pursuant to the Monitoring Agreement.

“Excluded Securities” means the issuance of (a) Units issued as a pro rata distributions to holders of then-outstanding Preferred Units or upon any subdivision or combination of then-outstanding Preferred Units approved by a Supermajority Vote; (b) securities issued in a Company IPO approved by a Supermajority Vote and MM; (c) Common Units issued upon the conversion of Preferred Units; (d) Incentive Units to any current or former employees or other service providers of the Company or any of its Subsidiaries pursuant to any employee or service provider benefit plan, compensatory arrangement or employment agreement approved by a Supermajority Vote, (e) securities issued in connection with strategic transactions approved by a Supermajority Vote and (f) Preferred Units sold pursuant to the Purchase Agreement.

“Family Group” means (a) the spouse and descendants (by birth or adoption) of a Member, (b) any custodian of a custodianship for and on behalf of a Member or his or her spouse or descendants (by birth or adoption), or (c) any trustee of a trust solely for the benefit of a Member or his or her spouse or descendants (by birth or adoption).

“GAAP” means generally accepted accounting principles in the US as in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Gross Asset Value” means, with respect to any Company property, unless otherwise determined by the parties, the Company’s adjusted basis in such property solely for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Sections 1.704-1(b)(2)(iv), except that (i) in the case of any property contributed (or deemed contributed) to the Company, the Gross Asset Value of such property shall initially equal the fair market value of such property, (ii) in the case of any property distributed by the Company, the Gross Asset Value of such property shall be adjusted immediately prior to such distribution to equal its fair market value at such time, and (iii) any adjustments to the adjusted basis of any asset of the Company pursuant to Code Sections 734(b), or 743(b) shall be taken into account in determining such asset’s Gross Asset Value in a manner consistent with Treasury Regulation Sections 1.704 1(b)(2)(iv)(m).

“Incentive Unit” means a Unit designated by the Board as an “Incentive Unit” and having the rights and obligations specified with respect thereto in this Agreement and the applicable award agreement evidencing such Incentive Unit award.

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“Initial Three Year Period” means the three year period following the Investment Date.

“Initial Two Year Period” means the two year period following the Investment Date.

“Investment Date” means the date of the Initial Closing (as defined in the Purchase Agreement).

“Liquidation” means (i) any Deemed Liquidation Event, or (ii) any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

“Management Holders” means (a) those Persons listed as Management Holders on the signature pages of this Agreement, (b) any Person that acquires any Units who is or was formerly an officer or employee of the Company or any of its Subsidiaries, (c) any Person that becomes a party to this Agreement as a “Management Holder” by executing a Joinder Agreement substantially in the form attached hereto as Exhibit A, and (d) any Permitted Transferee of a Management Holder.

“Material Governance Event” means (i) the resignation, termination, or replacement at any time during the Initial Three Year Period of Orgenesis’s current Chief Executive Officer, Vered Caplan, except for termination or replacement approved by the MM Holders or the death or disability of Vered Caplan, (ii) at any time, any dissolution, termination, winding-up, bankruptcy, insolvency or liquidation event of Orgenesis, (iii) the appointment of a receiver for Orgenesis, (iv) a Change of Control, (v) any person or group of persons, directly or indirectly, having obtained at least majority control of the Company and/or the ability to appoint or cause the appointment of at least a majority of the members of the Board, in each case without the consent of MM or (vi) any change of control of Orgenesis, including, among other things, (a) the removal or replacement by a shareholder or group of shareholders of a majority of the members of the board of directors of Orgenesis as of the date hereof, (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation or whether by operation of law or otherwise), of all or substantially all of the properties or assets of Orgenesis, to any Person and (c) the consummation by Orgenesis of any transaction or series of related transactions (including any merger, recapitalization, stock issuance, consolidation or restructuring whether by operation of law or otherwise), the result of which is that the shareholders of Orgenesis immediately prior to such transaction (in their capacities as such) possess less than a majority of the outstanding equity interests or voting power of any surviving entity of any such transaction immediately after the consummation of such transaction or series of related transactions.

“Material Underperformance Event” means (i) if anytime during the Initial Two Year Period the Company and its Subsidiaries, for the period prior to the incorporation of the Company but beginning January 1, 2022, after giving pro forma effect to the Reorganization, generate Net Revenue of less than $20,000,000 for any 12-month period, as determined at the end of the fourth quarter of each year, or (ii) at any time after the Initial Two Year Period, the Company generates Net Revenue of less than $30,000,000 during any 12-month period.

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“Member” means each of the Unitholders listed on Schedule A hereto, and any Person admitted to the Company as an additional Member, but, in each case, only for so long as such Person is the owner of Units.

“Membership Interest” means a limited liability company interest in the Company held by a Member representing a fractional portion of the limited liability company interests in the Company held by all Members, which are represented by Units; provided that any class or series of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the limited liability company interests represented by such class or series of Units shall be determined in accordance with such relative rights, powers and duties.

“MM Holders” means (a) MM and its Affiliates, (b) the other Persons listed as MM Holders on the signature pages of this Agreement, and (c) any Person (i) to whom Units, whether on or following the date of this Agreement, are Transferred by MM or any other MM Holder and (ii) who becomes a party (if not already a party) to this Agreement as an “MM Holder” by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.

“Monitoring Agreement” means the Advisory Services and Monitoring Agreement between the Company and Metalmark Management II LLC.

“Net Revenue” means, for the relevant time period, the revenue (net of discounts, returns, price adjustments, refunds, rebates, credits, offsets, allowances and reduced by any bad debt expense associated with such revenue (including if such bad debt expense was recorded in a subsequent period)) generated by the Company and its Subsidiaries on a consolidated basis for such time period and determined in accordance with GAAP. Notwithstanding anything in this Agreement to the contrary, if the Company or any of its Subsidiaries engages in an acquisition, joint venture, disposition or similar transaction prior to the end of the applicable time period, then Net Revenue will be calculated without giving effect to such acquisition, joint venture, disposition or similar transaction (or the business acquired thereby). Notwithstanding anything in this Agreement to the contrary, the calculation of Net Revenue shall exclude (i) revenue generated from Koligo’s product, KYSLECEL, in the United States, and (ii) revenue received from the Company’s Affiliates, Orgenesis’s Subsidiaries (other than the Company and its Subsidiaries) or any of the Company’s or its Affiliates’ respective directors, officers, employees, equityholders or other related parties (excluding ordinary course revenue from Image Securities FZE). Notwithstanding anything in this Agreement to the contrary, without duplication of any allowance or bad debt expense, the calculation of Net Revenue shall exclude any revenue which is not collected in cash within 160 days after the relevant time period.

“Non-Incentive Units” means Common Units and Preferred Units.

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“Partner Minimum Gain” means minimum gain, determined generally in accordance with Treas. Reg. § 1.704-2 to the extent such provisions are not inconsistent with the specific provisions of Treas. Reg. § 1.704-1(2)(i) attributable to Partner Nonrecourse Liability.

“Partner Nonrecourse Deductions” has the meaning as set forth in Treas. Reg. § 1.704-2(i)(1) and Treas. Reg. § 1.704-2(i)(2).

“Partner Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4).

“Partnership Audit Rules” means Subchapter C of Chapter 63 of the Code, as enacted by the Bipartisan Budget Act of 2015, as amended, as the same may be further amended from time to time, and any Treasury regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Partnership Minimum Gain” has the meaning set forth in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Partnership Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1) and Treas. Reg. § 1.704-2(b)(2). The amount of Partnership Nonrecourse Deductions for a Fiscal Year is determined in accordance with Treas. Reg. § 1.704-2(c).

“Partnership Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Permitted Transfer” means a Transfer of Units:

(a) between any Member who is a natural person and such Member’s Family Group (whether inter vivos or upon death);

(b) by a Member who is a natural person and who is deceased or adjudicated incompetent to the personal representative of such Member;

(c) by the personal representative of a Member who is a natural person and who is deceased or adjudicated incompetent to such Member’s Family Group;

(d) by any MM Holder to (i) any of its Affiliates or Subsidiaries or (ii) any of its members, general partners or limited partners;

(e) by a Member to another Member approved by a Supermajority Vote; or

(f) by a Member to the Company approved by a Supermajority Vote;

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; provided, however, that notwithstanding anything herein to the contrary, neither the Company nor any Member shall participate in the establishment of a secondary market for Units in the Company or the substantial equivalent thereof as defined in Treasury Regulations Section 1.7704-1(c) or the inclusion of Units on such a market or on an established securities market as defined in Treasury Regulations Section 1.7704-1(b), nor shall the Company recognize any Transfers of Units made on any of the foregoing markets by admitting the purported transferee to the Company or otherwise recognizing the rights of such purported transferee.

“Permitted Transferee” means any Person who shall have acquired and who shall hold Securities pursuant to a Permitted Transfer.

“Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Preferred Liquidation Preference Amount” means the Class A Preferred Liquidation Preference Amount, the Class B Preferred Liquidation Preference Amount or the Class C Preferred Liquidation Preference Amount, as applicable.

“Preferred Units” means the Class A Preferred Units, the Class B Preferred Units and the Class C Preferred Units.

“Pro Rata Percentage” means, at any time with respect to one or more Members, a fraction, expressed as a percentage, the numerator of which is equal to the number of Common Units on an As-Converted Basis then owned by such Member(s) and the denominator of which is equal to the aggregate number of Common Units on an As-Converted Basis then outstanding and held by all Unitholders.

“Registrable Securities” means all Units held by any Member whether acquired on or after the date hereof (including any and all Units or other equity interests issued or issuable with respect to Registrable Securities by way of Units or other equity interest split, division, distribution or similar transaction or reorganization or in connection with any combination of Units or other equity interests, recapitalization, merger, consolidation or other reorganization); provided, that as to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities (a) when a registration statement (other than a registration statement on Form S-8) with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (b) when a registration statement on Form S-8 with respect to such securities shall have become effective under the 1933 Act, (c) upon the sale thereof to the public pursuant to Rule 144 (or successor rule) under the 1933 Act under circumstances in which all of the applicable conditions of such Rule (then in effect) are met or (d) when such securities have ceased to be outstanding.

“Regulatory Allocations” means the allocations set forth in Section 24.

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“Sale of the Company” means the sale of (a) a majority of the Units (whether by merger, consolidation, sale or Transfer of Units, reorganization, recapitalization or otherwise) or (b) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“SEC” means the Securities and Exchange Commission.

“Securities” shall mean all (a) Units, (b) Unit Equivalents, (c) securities of the Company issued or issuable with respect to the securities referred to in clauses (a) and (b) above, including pursuant to a distribution, unit split, or like action, or pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise, and (d) debt securities and debt instruments issued by the Company (including pursuant to any creditor loan agreement or similar arrangement).

“Specified Agreement Terms” means Sections 37, 38 and 39 (other than Section 39(a)(ii)).

“Subsidiary” shall mean, with respect to any Person (a) any corporation of which 50% or more of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by such Person, (b) any partnership, joint venture, or other association of which 50% or more of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by such Person, or (c) any other entity included in the financial statements of such Person on a consolidated basis. Unless otherwise specified, “Subsidiary” shall mean any Subsidiary of Orgenesis. For all purposes hereunder, (a) for the avoidance of doubt, the Company shall be deemed to be a Subsidiary of Orgenesis, and (b) Orgenesis Korea Co Ltd., Orgenesis Germany GmBH, Orgenesis Maryland LLC, Orgenesis Biotech Israel LTD, Orgenesis Services SRL and Tissue Genesis International LLC shall be deemed to be Subsidiaries of the Company.

“Supermajority Vote” means a majority of the members of the Board, which must include at least one MM Manager.

“Tax Matters Representative” has the meaning set forth in Section 27.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, encumbrance, hypothecation, gift, creation of a security interest in or lien on, or other disposition, irrespective of whether any of the foregoing are effected with or without consideration, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, inter vivos or upon death.

“Unit Equivalents” shall mean any (a) warrants, options or other right to subscribe for, purchase or otherwise acquire any Common Units or (b) any securities or evidence of indebtedness, directly or indirectly, convertible into or exchangeable for Common Units (including, but not limited to, any outstanding Preferred Units) or all rights issued by the Company to acquire Common Units whether by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed in amount or by formula, into Common Units.

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“Unitholders” means MM, the Management Holders, Orgenesis, and any other Person to whom Units, whether on or following the date of this Agreement, are issued, sold or Transferred by the Company or any other Person (including by a Permitted Transferee or other transferee of a Unitholder), and who is a party to this Agreement or, if not a party, who executes and delivers to the Company a Joinder Agreement in substantially the form attached hereto as Exhibit A.

“Units” means units of Membership Interests, including (as the context requires) Common Units, Incentive Units and Preferred Units.

2. Name. The name of the limited liability company governed hereby is Morgenesis LLC.

3. Organization. The Company was formed as a Delaware limited liability company by filing the Certificate with the Secretary of the State of Delaware on August 11, 2022. The Company and the Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Members hereby agree that during the term of the Company set forth in Section 10, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act.

4. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

5. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board of Managers of the Company (the “Board”) pursuant to this Agreement, including Section 29.

6. Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Board.

7. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904.

8. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Cogency Global Inc., 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904.

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9. Name and Mailing Addresses of the Members. The names and the mailing addresses of the Members are set forth on Schedule A attached hereto.

10. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 46 of this Agreement.

11. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, any Manager (as hereinafter defined), any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

12. Partnership for Tax Purposes. Each Member agrees that it is the intention of the Members that the Company will be treated as a partnership for U.S. federal income tax purposes. The Members agree that neither the Company nor any Members shall take any action pursuant to applicable Treasury regulations under Section 7704 of the Code or otherwise that is inconsistent with the treatment of the Company as a partnership for U.S. federal income tax purposes.

13. Units.

a. The Membership Interests of the Members shall be represented by the Units, which are, as of the date hereof, Class A Preferred Units, Class B Preferred Units, Class C-1 Preferred Units, Class C-2 Preferred Units, Class C-3 Preferred Units, Common Units and Incentive Units, each of which shall have the rights and preferences in the assets of the Company as provided herein. The Preferred Units shall be the Company’s senior equity security and will be senior to all of the Company’s present and future equity securities (including, for the avoidance of doubt, the Common Units and the Incentive Units). Subject to Section 16 and Section 33, the Company shall have the authority to issue (i) Class A Preferred Units, 3,019,651 of which are outstanding as of the date hereof, (ii) Class B Preferred Units, zero of which are outstanding as of the date hereof, (iii) Class C-1 Preferred Units, zero of which are outstanding as of the date hereof, (iv) Class C-2 Preferred Units, zero of which are outstanding as of the date hereof, (v) Class C-3 Preferred Units, zero of which are outstanding as of the date hereof, (vi) Common Units, 10,517,908 of which are outstanding as of the date hereof and (vii) Incentive Units, [●] of which are outstanding as of the date hereof. 1 A Unit shall for all purposes be personal property. The Board shall maintain and update from time to time Schedule A attached hereto to reflect changes in the Members, the number of Common Units, Incentive Units and Preferred Units held by each of them and the Capital Contributions made by each of them, in each case in accordance with the terms of this Agreement. The Company may issue whole or fractional Units.

b. Subject to compliance with Sections 16 and 33(f), the Board by a Supermajority Vote shall have the right to cause the Company to create and/or issue Units (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Units), in which event the Board shall have the power to amend this Agreement and/or Schedule A hereto to reflect such additional issuances and to make any such other amendments as the Board reasonably and in good faith deems necessary to reflect such additional issuances (including amending this Agreement to increase the authorized number of Units of any class, group or series, to create and authorize a new class, group or series of Units and to add the terms of such new class, group or series of Units including economic and governance rights which may be different from the other existing Units), in each case without the approval or consent of any Member (except MM) (subject, for the sake of clarity, to Sections 16 and 33(f)); provided, however, that the Preferred Units shall be the Company’s most senior equity security. In connection with and as a condition to any issuance of Units pursuant to this Section 13(b), the Company shall require each Person who acquires such Units (including pursuant to the exercise of any option to acquire such Units) and is not already a Member to execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions, and shall require each such Person who is or will be a Management Holder to enter into such other documents, instruments and agreements to effect such purchase or issuance of Units.

1 Note to Draft: Incentive Unit pool to be 12.5% of the fully diluted Units of the Company.

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14. Optional Conversion of Preferred Units. The holders of the Preferred Units shall have conversion rights as follows:

a. Right to Convert.

(i)	Each Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Common Units as is determined by dividing (A) the Class A Preferred Unit Original Issue Price, Class B Preferred Unit Original Issue Price or Class C Preferred Unit Original Issue Price (based on the applicable class of Class C Preferred Unit), as applicable, by (B) the Preferred Conversion Price (defined below) applicable to such class and in effect at the time of conversion. The “Preferred Conversion Price” shall initially be equal to the price paid for such Unit.

(ii)	The Preferred Conversion Price, and the rate at which Preferred Units may be converted into Common Units, shall be subject to adjustment as provided in Section 15.

b. Mechanics of Conversion. In order for a holder of Preferred Units to voluntarily convert Preferred Units into Common Units, such holder shall provide written notice that such holder elects to convert all or any portion of the Preferred Units. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the Common Units to be issued. The date of receipt of notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date. In addition, any conversion may be conditional upon the happening of a specific event, in which case the Person(s) entitled to receive Common Units issuable upon such conversion of such Preferred Units shall not be deemed to have converted such Preferred Units until immediately prior to the happening of such event.

c. The Company shall at all times when the Preferred Units shall be outstanding, reserve and keep available out of its authorized but unissued Common Units, for the purpose of effecting the conversion of the Preferred Units, such number of its duly authorized Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Units; and if at any time the number of authorized but unissued Common Units shall not be sufficient to effect the conversion of all then-outstanding Preferred Units, the Company shall take such action as may be necessary to increase its authorized but unissued Common Units to such number of Common Units as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite approval of any necessary amendment to this Agreement.

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15. Adjustments to Preferred Conversion Price for Dilutive Issuances.

a. Adjustment of Preferred Conversion Price for Dilutive Issuances. In the event the Company shall at any time after the date hereof issue Additional Units, without consideration or for a consideration per Unit less than the Preferred Conversion Price in effect immediately prior to such issue, then the Preferred Conversion Price (for any applicable class of Preferred Units) shall be reduced, concurrently with such Dilutive Issuance, to a price (calculated to the nearest cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)	“CP2” means the Preferred Conversion Price for the applicable class of Preferred Units in effect immediately after the Dilutive Issuance;

(ii)	“CP1” means the Preferred Conversion Price for the applicable class of Preferred Units in effect immediately prior to the Dilutive Issuance;

(iii)	“A” shall mean the total number of Units outstanding prior to the Dilutive Issuance, on a fully diluted basis;

(iv)	“B” means the number of Additional Units that would have been issued if such Additional Units had been issued at a price per unit equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(v)	“C” means the number of such Additional Units issued in such transaction.

b. Determination of Consideration. For purposes of this Section 15, the consideration received by the Company for the issuance of any Additional Units shall be computed as follows:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)	in the event Additional Units are issued together with other securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

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c. Adjustment for Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Units, the Preferred Conversion Price in effect immediately before such subdivision or combination shall be proportionately decreased so that the number of Common Units issuable on conversion of each such series shall be increased in proportion to such increase in the aggregate number of Common Units outstanding. If the Company shall at any time or from time to time after the date hereof combine the outstanding Common Units, the Preferred Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of Common Units issuable on conversion of each Preferred Unit of such series or class shall be decreased in proportion to such decrease in the aggregate number of Common Units outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

d. Adjustment for Certain Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Units entitled to receive, a distribution payable on the Common Units in Additional Units, then and in each such event the Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Preferred Conversion Price for each class of Preferred Units then in effect by a fraction:

(i)	the numerator of which shall be the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)	the denominator of which shall be the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Units issuable in payment of such distribution;

provided, however, that if such record date shall have been fixed and such distribution is not fully made on the date fixed therefor, the Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such distributions; provided further, however, that no such adjustment shall be made if the holders of Preferred Units simultaneously receive a distribution of Common Units in a number equal to the number of Common Units as they would have received if all outstanding Preferred Units had been converted into Common Units pursuant to the terms of this Agreement on the date of such event.

e. Adjustments for Other Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Units entitled to receive, a distribution payable in securities of the Company (other than a distribution of Common Units in respect of outstanding Common Units) or in other property, then and in each such event provision shall be made so that the holders of Preferred Units shall receive upon conversion thereof, in addition to the number of Common Units receivable thereupon, the kind and amount of securities of the Company that they would have been entitled to receive had all outstanding Preferred Units been optionally converted into Common Units pursuant to the terms of this Agreement on the date of such event and had they, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of Preferred Units; provided, however, that no such provision shall be made if the holders of Preferred Units receive, simultaneously with the distribution to the holders of Common Units, a distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Units had been converted into Common Units pursuant to the terms of this Agreement on the date of such event.

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f. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Sections 33 and 44, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Units (but not the Preferred Units) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 15(c), (d) or (e)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Unit not so converted or exchanged shall thereafter be convertible in lieu of the Common Units into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Units issuable upon conversion of one Preferred Unit immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 15 with respect to the rights and interests thereafter of the holders of such Preferred Units, to the end that the provisions set forth in this Section 15 (including provisions with respect to changes in and other adjustments of the Preferred Conversion Price) shall thereafter be applicable in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Units.

16. Preemptive Rights. Except as otherwise provided in Section 16(e), each time the Company proposes to issue any Units or any other equity securities (collectively, “New Issue Securities”) to any Person, the Company shall first offer the New Issue Securities to each Member holding Preferred Units or Common Units who is an “accredited investor” as defined under Rule 501 of Regulation D of the 1933 Act (the “Preemptive Rights Members”) in accordance with the following provisions:

a. The Company shall give a notice to each Preemptive Rights Member (such notice, a “Preemptive Notice”) stating (a) its intention to issue the New Issue Securities; (b) the amount and description of such New Issue Securities to be issued (which can be a range); (c) the minimum and maximum purchase price (calculated as of the proposed issuance date); and (d) the other material terms upon which the Company is offering the New Issue Securities.

b. Transmittal of the Preemptive Notice to each Preemptive Rights Member by the Company shall constitute an offer by the Company to sell each such Preemptive Rights Member his, her or its proportionate share based on such Preemptive Rights Member’s Pro Rata Percentage, or any lesser number specified by the Preemptive Rights Member, of the New Issue Securities for the price and upon the terms set forth in the Preemptive Notice. For a period of 20 days after the submission of the Preemptive Notice to each Preemptive Rights Member, each such Preemptive Rights Member shall have the option, exercisable by written notice to the Company, to accept the Company’s offer as to all or any part of such Preemptive Rights Member’s proportionate share based on such Preemptive Rights Member’s Pro Rata Percentage or any lesser number of the New Issue Securities, and each such Preemptive Rights Member shall also include the maximum number (or amount) of New Issue Securities such Preemptive Rights Member would be willing to purchase if any other Preemptive Rights Members elect to purchase less than the maximum number (or amount) of New Issue Securities that they are entitled to purchase pursuant to this Section 16(b).

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c. If fewer than all of the Preemptive Rights Members elect to purchase all of the available New Issue Securities in the manner described in Section 16(b), the under-subscription shall be allocated among such Preemptive Rights Members (pro rata based on their respective Pro Rata Percentage) who have indicated in a notice delivered pursuant to Section 16(b) a desire to purchase additional New Issue Securities, subject to any limitations such Preemptive Rights Members have indicated as to the amount of such additional New Issue Securities, as applicable, they desire to purchase. Promptly following the termination of the 20-day exercise period contemplated by Section 16(b), the Company shall notify each electing Preemptive Rights Member of the quantum of New Issue Securities it will purchase.

d. After the Preemptive Rights Members are notified in accordance with Section 16(a), the Company shall have 120 days thereafter to sell any or all of the remaining New Issue Securities (i.e., those not to be sold to any Preemptive Rights Member) to the Person or Persons set forth in the Preemptive Notice (provided that, if such issuance is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals have been received), upon terms and conditions no less favorable in the aggregate to the Company, and no more favorable in the aggregate to such Person or Persons, than those set forth in the Preemptive Notice. In the event the Company has not sold such New Issue Securities within such 120-day period (as so extended), the Company shall not thereafter issue or sell any New Issue Securities without first offering such New Issue Securities to the Preemptive Rights Members in the manner provided in this Section 16. The purchase of New Issue Securities by the Preemptive Rights Members agreeing to purchase any such New Issue Securities pursuant to this Section 16 shall be consummated simultaneously with the closing of the sale of the New Issue Securities set forth in the Preemptive Notice.

e. Notwithstanding the foregoing, no Preemptive Rights Member shall be entitled to purchase Units as contemplated by this Section 16 and no Preemptive Notice is required to be delivered in connection with issuances of Excluded Securities.

17. Redemption.

a. Each holder of Preferred Units (the “Redeeming Holders”) shall have the right to require the Company to redeem its Preferred Units as further described in this Section 17, if holders of at least 50% of the then outstanding Preferred Units so request in a written instrument (a “Redemption Request”) delivered to the Company (including via email) at any time after (i) the earlier of either (x) the fifth anniversary of the date hereof and (y) the shareholders of Orgenesis failing to duly and validly approve the Specified Agreement Terms on or before the earlier of (A) the date that is seven months after the date hereof or (B) the date of Orgenesis’s 2023 annual meeting, and (ii) receipt by the Company of an offer for a Change of Control from a third party purchaser that is not an Affiliate of any Unitholder at a valuation of no less than $300,000,000 (the “Proposed Sale”) which the Company has not accepted and completed.

b. In the event a Redemption Request is delivered at any time following the fifth anniversary of the date hereof, the price per Preferred Unit at which the Company shall redeem Preferred Units pursuant to this Section 17 (the “Redemption Price”) shall be equal to the applicable Preferred Liquidation Preference Amount determined as if a Deemed Liquidation Event had occurred on the date the Redemption Request is delivered and as determined by a nationally recognized independent accounting firm selected by MM in its sole discretion.

c. In the event that a Redemption Request is delivered pursuant to Section 17(a)(i)(y), the Redemption Price shall be equal to the applicable Preferred Liquidation Preference Amount that would have been paid for each Preferred Unit (based on the applicable class of Preferred Unit) if the Proposed Sale had been completed.

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d. The Company shall, pursuant to this Section 17, redeem all Preferred Units held by the Redeeming Holders in a single installment within 60 days after the date of the Redemption Request (the date of such installment shall be referred to herein as the “Redemption Date”). If the Company does not pay in full the aggregate Redemption Price to redeem on any Redemption Date all Preferred Units to be redeemed on such Redemption Date, then (i) the Board shall be appointed in accordance with Section 30(c) (without limiting any other rights and remedies) and (ii) at the option of the majority of the Redeeming Holders, (A) the Company shall redeem a pro rata portion of each Redeeming Holder’s Preferred Units out of funds legally available therefore or (B) the Company shall remain liable for the remainder of the amount payable in cash and shall be obligated to raise funds (from existing Unitholders, outside sources or sales of its and its Subsidiaries’ assets) to meet its obligations arising from the Redemption Request. In the case of the foregoing clause (ii)(A), if applicable, any remaining Preferred Units held by a Redeeming Holder that cannot be redeemed shall, at the option of each such Redeeming Holder, be either retained as Preferred Units or converted into a promissory note, payable by the Company to such Redeeming Holder, which shall be payable on demand and shall be in the principal amount equal to the aggregate Redemption Price of such Preferred Units. Such promissory note shall accrue interest at a market rate (provided that such interest shall not exceed the maximum statutory rate, if any, then in effect).

e. The Company shall send written notice of the redemption pursuant to this Section 17 (a “Redemption Notice”) to each Redeeming Holder not less than 15 days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number and classes of Preferred Units held by the Redeeming Holder(s); and

(ii) the Redemption Date and the Redemption Price.

f. Any Preferred Units that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Units following such redemption or acquisition.

18. Capital Contributions. Each Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. Each Member has made or has been deemed to have made Capital Contributions to the Company in the amount shown next to such Member’s name as set forth on Schedule A attached hereto. The total capital of each Member in the Company from time to time shall be referred to as the Member’s “Capital.”

19. Additional Contributions. No Member is required to make additional Capital Contributions to the Company.

20. Distributions.

a. Distributions. Any and all Distributions (including upon a Liquidation) shall be distributed to the Members as follows:

(i)	First, to the holders of Preferred Units, on a pro rata basis, in an amount per Preferred Unit held by such holder equal to the applicable Preferred Liquidation Preference Amount of such Preferred Unit.

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(ii)	Second, following the distribution in full of the aggregate amount contemplated by Section 20(a)(i), any remaining amounts shall be distributed pro rata among the Members (other than the holders of Preferred Units), in proportion to the number of Units (other than Preferred Units) held by each such Member as of the time of such Distribution.

(iii)	Notwithstanding Section 20(a)(ii), the amount distributed in respect of any Incentive Unit pursuant to Section 20(a)(ii) shall be reduced until the total amount of such reductions in respect of such Incentive Unit is equal to the Incentive Benchmark Amount for such Incentive Unit.

(iv)	If any amount otherwise distributable pursuant to Section 20(a) in respect of an Incentive Unit is not distributed in respect of such Incentive Unit as a consequence of Section 20(a)(iii), such amount shall (subject to Section 20(a)(iii)) be distributed to the Members (other than the holders of Preferred Units) pursuant to Section 20(a)(ii).

(v)	Clauses (i)-(iv) of this Section 20(a) shall be applied in an iterative manner.

(vi)	For purposes of Section 20(a), (x) the amount deemed paid or distributed to the Members upon any Liquidation shall be the cash or the Asset FMV for the property, rights or securities paid or distributed (or deemed paid or distributed) to such Members by the Company or the acquiring person, firm or other entity and (y) in the event of a Liquidation in which the holders of Preferred Units retain beneficial ownership of any Preferred Units, the Preferred Liquidation Preference Amount shall take into account the Asset FMV for such retained Preferred Units as of the consummation of such Liquidation.

(vii)	In the event of the Liquidation constituting a Deemed Liquidation Event, if any portion of the consideration is payable directly to the Members in respect of their Units and/or if any portion of the consideration that is payable to the Members is placed into escrow (or otherwise held back) and/or is payable to the Members subject to contingencies, the principal transaction agreement shall provide that (x) the portion of such consideration that is not placed in escrow (or otherwise held back) and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Units, and distributed, in accordance with this Section 20(a) as if the Initial Consideration were the only consideration payable in connection with such Liquidation constituting a Deemed Liquidation Event and (y) any additional consideration that becomes payable to the Members upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Units, and distributed, in accordance with this Section 20(a) after taking into account the previous distribution of the Initial Consideration as part of the same transaction.

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b. Unvested Incentive Units. Notwithstanding anything to the contrary in this Section 20, any amount actually distributable in respect of any Incentive Unit that is an Unvested Incentive Unit shall be retained by the Company until such time as (i) such Unvested Incentive Unit becomes a Vested Incentive Unit (at which point such amount shall be distributed to the holder of such Vested Incentive Unit) or (ii) such Unvested Incentive Unit is forfeited (or otherwise becomes incapable of vesting) (at which point such amount shall be (subject to Section 20(a)(iii)) distributed pursuant to Section 20(a)).

c. Tax Distributions. With respect to each calendar quarter during each tax year, the Board shall cause the Company to distribute to each Member within 30 days of the end of such quarter an amount of cash estimated by the Board to equal the aggregate U.S. federal, state and local tax liability such Member would have incurred in respect of its Units for such quarter (such distribution a “Tax Distribution”). Partial distributions made to the Members under this Section 20(c) of less than the full amount called for hereby, will be made first, to the holders of Preferred Units, in an amount distributable in respect of their Preferred Units pursuant to this Section 20(c), and thereafter, in proportion to the respective amounts otherwise distributable to the holders of Common Units and the holders of Incentive Units pursuant to this Section 20(c). With respect to each Member, such amount shall be determined (a) based on an assumed aggregate effective tax rate equal to the highest combined federal, state and local income tax rate applicable to an individual resident in New York, NY, subject, in the event of changes in marginal tax rates, to corresponding adjustment by the Board in its discretion, (b) as if such Member was subject to tax on all taxable income and gains allocated to it by the Company with respect to such tax year (net of all items of deductible loss or expenses), as determined from time to time by the Board without taking into account any special basis adjustment with respect to such Member pursuant to section 743(b) of the Code and any allocations required by Sections 704(c) and 737 of the Code, and (c) as if any increase in such tax liability as a result of any audit adjustment with respect to tax items for prior tax years (and any liability for interest and penalties attributable to such adjustment) constituted a tax liability of such Member with respect to the current tax year. Tax Distributions made to a Member shall not constitute advances of the distributions to be made to such Member pursuant to Section 20(a). No Tax Distributions shall be made in excess of the Company’s available cash, in violation of applicable law, with respect to the issuance of Units to any Person, or with respect to a Sale of the Company or a dissolution of the Company or any of its Subsidiaries (in each case as determined in the Board’s reasonable discretion).

d. Debt Restrictions. Notwithstanding anything herein to the contrary, the Board shall not make any Distributions to the Members hereunder that would violate applicable restrictions, if any, on such Distributions contained in the debt financing agreements of the Company and its Subsidiaries.

e. Distributions In-Kind. Subject to compliance with securities Laws, to the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Asset FMV of such property for purposes of this Section 20 and such property shall be treated as if it were sold for an amount equal to its Asset FMV, and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Section 24.

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21. Incentive Units.

a. Issuances of Incentive Units.

(i)	The Company (with approval of the Board) may from time to time issue Incentive Units to any person who provides services to or for the benefit of the Company. In connection with any approved issuance of Incentive Units, any recipient of such Incentive Units shall, unless already a Member, execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents and instruments to effect such issuance as are required by the Board. Any recipient of an Incentive Unit who is not already a Member shall be admitted as an additional Member pursuant to Section 43 and shall be a Management Holder.

(ii)	On the date of each issuance of an Incentive Unit, the Board shall designate a series for all Incentive Units issued on such date, and establish an “Incentive Benchmark Amount” with respect to such series. Unless otherwise determined by the Board (with approval of MM), the Incentive Benchmark Amount with respect to any Incentive Unit shall initially be equal to (i) the liquidation value (as determined by the Board) of the Company divided by (ii) the total number of outstanding Common Units on an As-Converted Basis, as of the issuance date of such Incentive Unit, as further adjusted by the Board (with approval of MM) in its discretion (including to account for any “in-the-money” Incentive Units as of the issuance date of such Incentive Unit).

b. Vesting of Incentive Units. Subject to Section 18(b)(ii), the Incentive Units shall become vested in accordance with the terms and conditions (including vesting schedule) of the applicable award agreement. Incentive Units that are vested per such vesting schedule or by the Board are referred to herein as “Vested Incentive Units” and Incentive Units that are not vested per such vesting schedule, or as otherwise provided by the Board, are referred to herein as “Unvested Incentive Units.”

22. Capital Account.

a. Maintenance of Capital Accounts. A separate capital account (a “Capital Account”) shall be maintained for each Member in accordance with Code Section 704(b) and Treasury Regulations Sections 1.704-1(b) and 1.704-2. For this purpose, the Board may, upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.

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b. Computation of Income, Gain, Loss and Deduction Items. For purposes of computing the amount of any item of the Company income, gain, loss or deduction to be allocated pursuant to Section 23 and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i)	The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704 1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii)	If the Gross Asset Value of any the Company property is adjusted pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)	Items of income, gain, loss or deduction attributable to the disposition of the Company property having a Gross Asset Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Gross Asset Value of such property;

(iv)	Items of depreciation, amortization and other cost recovery deductions with respect to the Company property having a Gross Asset Value that differs from its adjusted basis for U.S. federal income tax purposes shall be computed by reference to the property’s Gross Asset Value in accordance with Treasury Regulations Section 1.704 1(b)(2)(iv)(g) or Treasury Regulations Section 1.704-3(d)(2), if applicable; and

(v)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

c. Adjustments to Gross Asset Value. The Gross Asset Value of the Company’s assets shall be adjusted to fair market value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Board’s discretion (acting reasonably) in connection with the issuance of Membership Interests in the Company for a more than de minimis Capital Contribution to the Company; (b) at the Board’s discretion (acting reasonably) in connection with the distribution by the Company to a Person of more than a de minimis amount of the Company assets, including money as consideration for a Membership Interests in the Company; (c) at the Board’s discretion (acting reasonably) in connection with the issuance of Membership Interests in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; and (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(g).

d. Modifications. This Agreement is intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consisted with such Treasury Regulations and any amendments or successor provision thereto. If the Board (acting reasonably) determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Board may make such modification.

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e. Transfer of Capital Accounts. If a Member transfers a Membership Interests in the Company to a new or existing Member, the transferee Member shall succeed to that portion of the transferor’s Capital Account that is attributable to the transferred Membership Interests. Any reference in this agreement to a Capital Contribution of or distribution to a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the Membership Interests (or other relevant equity securities) of such former Member transferred to such Member.

f. Certain Adjustments. Capital Accounts shall be adjusted, in a manner consistent with the other provisions of this Section 22, to reflect any adjustments in items of the Company’s income, gain, loss, or deduction that result from amended returns filed by the Company or pursuant to a determination (within the meaning of Code § 1313(a)) applicable to a Company item to the extent such determination is binding on all parties.

g. Section 707(c). Notwithstanding anything to the contrary in this Agreement unless required under applicable law (as determined by the Board in its reasonable discretion), in no event shall any portion of the Liquidation Preference of any Class A, Class B or Class C Preferred Unit be treated as a “guaranteed payment” pursuant to Section 707(c) of the Code and to the maximum extent possible, net (rather than gross) income shall be allocated in respect of such amounts.

23. Profits and Losses. After applying Section 24, all remaining profits or losses (or items thereof) for any fiscal year (or portion thereof) shall be allocated among the Members in such a manner as to cause the Capital Account of each Member to equal, to the greatest extent possible, (i) the amount that would be distributed to such Member if (x) the Company were to sell all of its assets for an amount equal to their Gross Asset Values, (y) all the Company’s liabilities were satisfied and (z) the Company were to distribute the remaining proceeds pursuant to Section 20 minus (ii) such Member’s share of the Partnership Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(g)) and (iii) such Member’s Partner Minimum Gain.

24. Regulatory and Special Allocations. The following allocations shall be made in the following order of priority:

a. Minimum Gain Chargeback. If there is a net decrease in the Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated profits for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in the Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph 24(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

b. Partner Nonrecourse Liability Minimum Gain Chargeback. Losses attributable to Partner Nonrecourse Debt shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain during any fiscal year, each Member that has a share of such Partner Minimum Gain shall be specially allocated profits for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Member’s share of the net decrease in Partner Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph 5.2(b) is intended to comply with the minimum gain chargeback requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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c. Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), profits shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph 24(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

d. Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the terms of this Agreement or otherwise, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 24(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 24 have been tentatively made as if Section 24(c) and this Section 24(d) were not in this Agreement.

e. Partnership Nonrecourse Deductions. Any Partnership Nonrecourse Deductions in a fiscal year shall be allocated to the Members in proportion to the manner in which the Members share Company profit and loss for such fiscal year and consistent with Treas. Reg. §§ 1.704-2(b) and 1.704-2(c).

f. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i).

g. Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §§ 734(b) or 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(4) or 1.704-1(b)(2)(iv)(m)(2), to be taken into account in determining Capital Accounts, such Capital Accounts shall be adjusted as provided for in such regulations.

h. Ameliorative Allocations. The Regulatory Allocations are intended to comply with certain requirements of Treas. Reg. § 1.704-1 and Treas. Reg. § 1.704-2. Notwithstanding any other provision of this Section 24 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of the allocations of such items and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated to them if the Regulatory Allocations had not occurred.

i. Capital Accounts. All allocations referred to above shall impact the Capital Accounts in an appropriate manner as required for United States federal income tax purposes only.

j. The provisions of this Section 24 are intended to comply with Code § 704 and the Treasury regulations promulgated with respect thereto and shall be interpreted and applied in a manner consistent therewith. The Board shall have reasonable discretion to apply the provisions of this Agreement and take such other reasonable actions as may be necessary to comply with Code § 704 and the Treasury regulations issued with respect thereto.

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k. Except as provided in Section 24(l) (relating to allocations under Code § 704(c)(1)(A)), all items of income, gain, loss, and deduction shall be allocated, solely for United States federal income tax purposes, in the same manner as the corresponding items of income, gain, loss, and deduction are allocated for purposes of maintaining the Capital Accounts of each of the Members.

l. In accordance with Code § 704(c)(1)(A) (and the principles thereof) and the Treasury regulations issued with respect thereto, income, gain, loss, and deduction with respect to any property contributed to the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f), shall, solely for United States federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its fair market value as so determined at the time of its contribution or revaluation. This Section 24(l) shall be construed to authorize the Board to utilize any method permitted under Treas. Reg. § 1.704-3. Any elections or other decisions relating to such allocations shall be made by the Board. Allocations pursuant to this Section 24(l) are solely for purposes of United States federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of profits or losses, or distributions pursuant to any provision of this Agreement.

m. For purposes of Treas. Reg. § 1.752-3(a)(3), the parties agree that nonrecourse liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain, and (ii) the total amount of any built-in gain (as described in Treas. Reg. § 1.752-3(a)(2)), shall be allocated among the Members in such manner or manners as determined by the Board in a manner consistent with the requirements under Treas. Reg. § 1.752-3(a)(3). Any such determination shall be set forth in writing and shall be deemed to constitute a part of this Agreement.

n. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board in its reasonable discretion, taking into account the principles of Treas. Reg. § 1.704-1(b)(4)(ii).

o. Items of income, gain, deductions, and credits allocated to a Membership Interest transferred, issued, or reissued (or converted, as appropriate) during a fiscal year shall be allocated to the Persons who were the holders of such Membership Interest during such fiscal year in such manner as the Board shall determine in accordance with Treas. Reg. § 1.706-4.

25. Tax Returns. The Company shall cause to be prepared and timely filed all income tax returns or other returns or statements required to be filed by the Company under applicable law. The Company shall furnish to each party (a) as soon as reasonably practical after the end of each fiscal year (taking into account when the Company receives the necessary information), all information that the Company determines is required for the preparation of any U.S. federal, state or local (and, to the extent determined by the Company in its sole discretion, non-U.S.) tax returns of such party (or any beneficial owner(s) of such party), including a report (including Schedule K-1), indicating each party’s share of the Company’s taxable income, gain, credits, losses and deductions for such year; and (b) as soon as reasonably possible after a request by such party, such other information concerning the Company that is reasonably requested by such party for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such party) or for tax planning purposes.

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26. Section 754 Election. In the event a distribution of Company assets occurs that satisfies the provisions of Code § 734 or in the event a transfer of a Membership Interest occurs that satisfies the provisions of Code § 743, upon the decision of the Board in its sole discretion, the Company may elect, pursuant to Code § 754, to adjust the basis of the Company’s property to the extent allowed by such Code §§ 734 or 743 and shall cause such adjustments to be made and maintained.

27. Tax Matters Representative.

a. The Company shall cause a Person of the Board’s choice to be designated as the “partnership representative” of the Company for purposes of the Partnership Audit Rules and to serve in any related role for purposes of applicable state, local or non-U.S. tax law (in each such capacity, the “Tax Matters Representative”). In addition, if the Tax Matters Representative is not a natural person, the Company shall cause to be selected an individual of the Board’s choice to act on behalf of as the Tax Matters Representative (the “Designated Individual”). All rights, powers and authorities conferred upon the Tax Matters Representative shall also be conferred upon the Designated Individual. Except as otherwise provided herein, the Tax Matters Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are permitted or required by the applicable provisions of the Partnership Audit Rules, including the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the parties in their capacity as “partners” of the Company for U.S. federal income tax purposes. In addition, the Tax Matters Representative shall be authorized to make any election under the Partnership Audit Rules in its sole discretion, including the election under Section 6226 of the Partnership Audit Rules. In all matters within the scope of its role as Tax Matters Representative, the Tax Matters Representative shall act in accordance with direction from the Board. Each party agrees to cooperate with the Tax Matters Representative and to use commercially reasonable efforts to do or refrain from doing any or all things required by the Tax Matters Representative (including paying any and all resulting taxes, additions to taxes, penalties and interests in a timely manner) in connection with any examination of the Company’s affairs by any U.S. federal, state or local tax authorities, including any resulting administrative and judicial proceedings.

b. Notwithstanding Section 27(a), in the case of any taxable year of the Company with respect to which MM is treated as a partner of the Company for U.S. federal income tax purposes, the Tax Matters Representative shall (and the Company shall cause the Tax Matters Representative to) (i) consult with MM prior to taking any material action (or refraining from taking any material action) under the BBA Rules, (ii) take such material actions (or refrain from taking such material actions) as MM agree (such agreement not to be unreasonably withheld, conditioned or delayed), and (iii) unless MM otherwise agrees (such agreement not to be unreasonably withheld, conditioned or delayed), the Tax Matters Representative shall (and the Company shall cause the Tax Matters Representative to) use reasonable best efforts to make a “push out” election under Section 6226 of the Code at a time and in a manner such that MM (and each direct or indirect owner of MM that is a partnership for U.S. federal income tax and relevant state and local tax purposes) is able to make a corresponding push out election (and in no event later than the date that is 20 days prior to the applicable deadline for making such election) such that the underlying tax is borne by the ultimate owners of MM who are not partnerships for U.S. federal income tax and relevant state and local tax purposes.

28. Officers. The Board may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 28 may be revoked at any time by the Board.

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29. Management. Subject to the terms, conditions and limitations set forth herein, (a) the business and affairs of the Company shall be managed by, or under the direction of, the Board, (b) the Board shall have all power and authority to manage and to direct the management of the business and affairs of the Company and to make all decisions to be made by or on behalf of the Company and (c) the powers of the Board shall include all powers, statutory or otherwise, possessed by or permitted to managers of a limited liability company under the laws of the State of Delaware and the Act.

30. The Board of Managers.

a. The Board shall be established and shall consist of five natural persons (each, a “Manager”), in accordance with this Section 30; provided that the size of the Board may be increased or decreased with the unanimous approval of each of the then-serving members of the Board. The initial Board as of the date hereof shall be comprised of (i) Vered Caplan, (ii) Mark Cohen, (iii) Howard Hoffen, (iv) John Eppel and (v) [●], and shall be appointed as follows (subject to Sections 30(b) and 30(c)): (a) three Managers shall be appointed by Orgenesis (each, an “Orgenesis Manager”), one of which Orgenesis Managers shall be an industry expert whose appointment by Orgenesis shall be subject to prior reasonable consultation with MM, provided, however, that such appointment shall be at the discretion of Orgenesis, (the “Industry Expert Manager”) and (b) two Managers shall be appointed by MM (each, an “MM Manager”). At any time if there is a vacancy on the Board, if such vacancy would otherwise be filled by (i) an Orgenesis Manager, Orgenesis shall have the power to vote on behalf of such seat or (ii) an MM Manager, MM shall have the power to vote on behalf of such seat. If the size of the Board is increased to include more than five members, the designation right of Orgenesis and MM pursuant to this Section 30 to appoint Managers to the Board shall be increased proportionately.

b. If either MM or Orgenesis sells between 25% and 50% of the Units owned by such party and its Affiliates as of the date hereof, such party shall be entitled to appoint one fewer Manager.

c. If (i) at any time there is a Material Underperformance Event, (ii) at any time there is a Material Governance Event, (iii) the Company does not pay in full the aggregate Redemption Price to redeem on any Redemption Date all Preferred Units to be redeemed on such Redemption Date, (iv) the Company or Orgenesis does not pay in full the aggregate price of the Put Option in accordance with Section 39 or (v) Orgenesis breaches its obligation to effectuate an Approved Sale or otherwise the failure of an Approved Sale to be consummated is primarily attributable to Orgenesis or its Affiliates, then the Board shall be appointed as follows: (a) one Manager shall be appointed by Orgenesis, (b) the Industry Expert Manager shall be appointed by MM and (c) three Managers shall be appointed by MM.

d. Regular Meetings. Regular meetings of the Board shall be held at such dates, times and places as the Board shall from time to time determine; provided that the Board shall meet on at least a quarterly basis.

e. Special Meetings. Special meetings of the Board may be called at any time by any Manager upon at least two days’ notice given to each Manager and to the Company. Each special meeting shall be held at such date, time and place, as shall be fixed by the Person or Persons calling the meeting.

f. Notice of Meetings and Business to be Discussed. Written notice of each meeting of the Board shall be given to each Manager which shall state the date, time and place of the meeting. The written notice of any meeting shall be given at least two days prior to such meeting, which notice may be waived in writing or by a Manager attending such meeting. Any Manager may require the Company, by written notice to each other Manager and to the Company, either within one day after receipt of notice of any regular or special meeting of the Board or in the notice by such Manager calling a special meeting of the Board, to include in the business to be discussed at the meeting any one or more proposals submitted by such Manager.

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g. Telephonic Meetings Permitted. Managers, or members of any committee designated by the Board, may participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Agreement shall constitute presence in person at such meeting.

h. Quorum. A quorum of the Board shall consist of a majority of the Board, including at least one MM Manager. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned by a majority of the Managers present and the Company shall give notice of when the meeting will be reconvened; provided, however, that such meeting shall take place no later than 30 calendar days following the date the meeting was initially scheduled.

i. Action of the Board. All actions of the Board shall require the affirmative vote of at least a majority of the Board. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by all of the then-appointed Managers. A copy of any such written consent will be kept in the books and records of the Company and shall be provided to any member of the Board promptly upon request.

j. Voting. Each Manager shall have one vote on any vote of the Board or any committee thereof at a meeting of the Board or any committee (or in a written consent in lieu thereof) and shall be entitled to count as one Manager for quorum purposes.

k. Committees. The Board may create executive, compensation, audit and such other committees as it may determine. MM shall be entitled to representation on any committee created by the Board and on the board or similar governing body of any Subsidiary of the Company.

l. Proxy. Any member of the Board or committee thereof may be represented at a meeting of the Board or committee thereof, as applicable, by proxy, which proxy must be notified to the Board by letter or facsimile, signed by the member of the Board or committee thereof, as applicable, giving the proxy, addressed to the Board or committee thereof, and delivered prior to the commencement of the meeting; provided that each member of the Board may only grant such proxy to another Manager.

m. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board, the Person entitled under Section 30(a) to designate such Manager whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 30, may designate another individual to fill such vacancy and serve as a Manager.

n. Removal. Each Member shall have the sole and exclusive right to immediately appoint and remove for any reason the Managers that it is entitled to designate pursuant to Section 30(a). In the event that any Member ceases to have the right to designate a Manager to the Board pursuant to Section 30(a), such Member shall cause each Manager designated by such Member to tender his or her resignation to the Board.

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31. Board Observers. MM shall be permitted to designate up to three non-voting observers to the Board (each, an “Observer”) and any committee thereof, who shall have the right to attend, contribute to, speak at and observe, but not vote at, meetings of the Board and any committee thereof; provided that each Observer shall be an individual employed by an Affiliate of MM. Each Observer shall have the right to attend such meetings in person or by conference call, videoconference or similar technology and have full access to any materials distributed to the Board or any committee thereof; provided, however, that the Company reserves the right to exclude each Observer from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to preserve any applicable legal privilege. Each Observer shall be entitled to notice of all meetings of the Board or any committees thereof in the same manner and at the same time as notice is sent to, and shall be sent copies of all notices, reports, minutes, resolutions, consents and other documents at the time and in the manner as they are provided to (or made available to) members of the Board or any committees thereof, except with respect to information from which the Board has determined in good faith to exclude from each Observer pursuant to the proviso in the foregoing sentence. Each Observer shall be required to execute a confidentiality agreement reasonably acceptable to the Company prior to attending such meetings or receiving any written materials to be discussed at such meetings. MM may replace each Observer at any time upon written notice to the Board.

32. Information Rights.

a. The Company shall deliver to MM:

(i)	as soon as practicable but in no event later than beginning on January 1, 2023, within 45 days of the end of January, February and March of 2023 and then 30 days of the end of each month thereafter, unaudited statements of income and of cash flows for such month and an unaudited balance sheet as of the end of such month of the Company and a statement of unitholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end audit adjustments and not contain all notes thereto that may be required in accordance with GAAP);

(ii)	as soon as practicable but in no event later than beginning on December 31, 2022, within 45 days after (A) the end of the fourth quarter of the 2022 fiscal year of the Company and (B) the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of unitholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end audit adjustments and not contain all notes thereto that maybe required in accordance with GAAP);

(iii)	within 120 days following the applicable fiscal year end of the Company, audited financial statements (including a balance sheet as of the end of such year and statements of income and of cash flows for such year) and a statement of unitholders’ equity as of the end of such year, all prepared in accordance with GAAP;

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(iv)	prior to the beginning of each fiscal year of the Company, (i) a reasonably detailed business plan for review and acceptance by the Board and (ii) an operating budget for the Company and its Subsidiaries approved by the Board, including projected monthly earnings statements, cash flow statements during such fiscal year and a projected consolidated balance sheet as of the end of such fiscal year (and with respect to any revision of the foregoing, promptly after such revision has been prepared);

(v)	prompt notice of any material events relating to the Company or its Subsidiaries; and

(vi)	such other information relating to the financial condition, business, prospects, or corporate affairs of the Company and its Subsidiaries as MM may from time to time reasonably request, to the extent it can be reasonably obtained and prepared by the Company or its Subsidiaries;

provided that MM agrees to hold any information regarding the Company and its Subsidiaries received pursuant to the information rights in this Section 32 in confidence.

If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the forgoing Section 32(a) shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries shall be provided to MM.

b. The Company shall permit MM to visit and inspect the Company’s and any of its Subsidiaries’ properties, examine their books and records and discuss the Company’s and any of its Subsidiaries’ affairs, finances, and accounts with their officers, during normal business hours of the Company and its Subsidiaries as may be reasonably requested by MM.

c. Notwithstanding anything else in this Section 32 to the contrary, the Company may cease providing the information set forth in this Section 32 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 32 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

33. MM Approval Rights. Notwithstanding any other term of this Agreement, neither the Company nor any of its Subsidiaries shall, either directly or indirectly (including by amendment, merger, reorganization, consolidation or otherwise), take any of the following actions without the prior written approval of MM:

a. liquidate, dissolve or wind-up the business and affairs of the Company or any of its Subsidiaries, effect any Deemed Liquidation Event, file for bankruptcy or other insolvency proceedings with respect to the Company or its Subsidiaries, or consent to any of the foregoing;

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b. amend, modify, alter or repeal, or waive or exercise any right under, any provision of this Agreement or any provision of any organizational documents of any Subsidiary of the Company (which shall include, without limitation, any limited liability company agreement or operating agreement of any Subsidiary);

c. approve or adopt any budget of the Company or its Subsidiaries that covers any period following the date that is two years after the date hereof (any such approved budget being an “Approved Future Budget”);

d. modify or amend in any material way the budget that is (i) month-by-month from the date hereof until December 31, 2022 and (ii) quarterly for the period beginning on January 1, 2023 and ending on June 30, 2024, which is attached hereto as Exhibit B (the “Approved Initial Budget”) or any Approved Future Budget;

e. incur costs, expenses or expenditures (including capital expenditures) in an aggregate amount that would be in excess of 120% of the amounts set forth in the Approved Initial Budget or any Approved Future Budget on a year to date basis;

f. create or issue any Units, debt or other securities or accept any grants or increase the authorized number of Common Units, Incentive Units or Preferred Units or increase the authorized number of Units of any additional class or series, or create or authorize any obligation or security convertible into Units of any class or series of units;

g. initiate or complete any issuance or sale of any ownership or equity interests of any of the Company’s Subsidiaries or take any action which results in all or a material portion of the assets of the Company or any of its Subsidiaries being sold, leased, exchanged or conveyed in a single transaction or a series of related transactions (including, for the avoidance of doubt, to any Subsidiaries of the Company or pursuant to any internal reorganization);

h. (1) incur any debt, borrow any money or assume or become liable for, directly or indirectly, borrowed money or grant any security in its assets in respect of borrowed money or make, directly or indirectly, loans or advances to, or give security for or guarantee the indebtedness of, or otherwise give financial assistance to, any Person, except (i) for indebtedness in an aggregate principal amount not exceeding $1,000,000 and (ii) that intercompany loans by the Company to its Subsidiaries shall be permitted by Supermajority Vote or (2) redeem, prepay or repurchase any indebtedness prior to the stated maturity thereof;

i. purchase or redeem or pay or declare any Distribution (or in any way modify any distribution policy) or make any Distribution on, any Units, except for dividends payable by Subsidiaries of the Company to the Company;

j. amend or modify in any way the terms or the rights, preferences, powers, privileges and restrictions, qualifications and limitations of any Preferred Units;

k. initiate or complete any Sale of the Company or an Approved Sale;

l. hire or terminate the Chief Executive Officer of the Company or hire or terminate the Chief Financial Officer or the Chief Operating Officer of the Company; provided, however, that, for two years after the date hereof, the hire or termination of the Chief Executive Officer shall only be subject to the prior written approval of the Industry Expert Manager;

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m. sell, transfer, convey, lease or dispose of, outside the ordinary course of business, any assets or properties of the Company or any of its Subsidiaries, whether now or hereafter acquired, in any transaction or series of related transactions;

n. purchase equity interests of any Person or purchase part or all of the assets of a Person outside the ordinary course of business or enter into a partnership, joint venture or any other arrangement for the sharing of profits with any Person other than in connection with research and development collaborations entered into in the ordinary course of business;

o. (1) enter into, or amend, modify or terminate, any transaction, agreement or other arrangement with, or make or agree to make any loan, advance or other payment to, Orgenesis (except for agreed upon transfers pursuant to the Purchase Agreement) or any of its Subsidiaries or any Unitholder, Orgenesis or any of their Subsidiaries or any director, officer, employee or other Affiliate or related party (or any family member or Affiliate thereof) of any of the foregoing, except pursuant to the Services Agreement between MM and the Company, dated as of the date hereof, or (2) make payments or contribute capital to any Subsidiary of the Company that is not wholly owned by the Company; or

p. agree, commit or resolve to take or authorize any of the foregoing actions.

34. Company and Unitholders Right of First Refusal.

a. Orgenesis shall not have the right to Transfer any Units unless such Transfer (i) is approved in advance by a Supermajority Vote, and (ii) is made in accordance with this Section 34. Subject to Section 34(g), if Orgenesis desires to Transfer Securities to any Person (with the prior approval of the Board by a Supermajority Vote), then Orgenesis shall deliver written notice of such proposed Transfer to the Company and MM. Such written notice (the “Orgenesis Transfer Notice”) shall set forth, in reasonable detail, the terms and conditions of such proposed Transfer by Orgenesis, including the name of the prospective purchaser (including all parties that directly or indirectly hold interests in the prospective purchaser), the payment terms, the type of disposition, the number and type of Units proposed to be Transferred (the “Orgenesis Offered Securities”), the proposed purchase price for the Orgenesis Offered Securities on a per Unit basis (the “Orgenesis Offer Price”) and any other information reasonably requested by the Company or MM with respect to such proposed Transfer and the prospective purchaser, together with a complete and accurate copy of the prospective purchaser’s written offer to purchase the Orgenesis Offered Securities from Orgenesis. The Orgenesis Transfer Notice shall further state that first the Company, and then MM and the other Unitholders may acquire, in accordance with the provisions of this Agreement, the Orgenesis Offered Securities for the price and upon the other terms and conditions set forth in the Orgenesis Transfer Notice.

b. For a period of 30 calendar days after receipt of the Orgenesis Transfer Notice (the “Company Option Period”), the Company may elect, by giving written notice to Orgenesis, to purchase all or any portion of the Orgenesis Offered Securities at the Orgenesis Offer Price and on the other terms and conditions set forth in the Orgenesis Transfer Notice.

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c. If the Company does not elect to purchase all of the Orgenesis Offered Securities pursuant to Section 34(b), then, promptly after the expiration of the Company Option Period, the Company shall notify MM and each of the other Unitholders (other than Orgenesis and any holder of Incentive Units) (the “Eligible Unitholders”) of the number of Orgenesis Offered Securities, if any, which the Company has not elected to purchase (the “Subsequent Offer Notice”). For a period of 15 calendar days after the expiration of the Company Option Period (the “Subsequent Option Period”), each Eligible Unitholder may elect, by giving written notice as described below, to purchase up to that number of remaining Orgenesis Offered Securities as shall be equal to the product obtained by multiplying (A) the total number of remaining Orgenesis Offered Securities by (B) a fraction, the numerator of which is the total number of Common Units on an As-Converted Basis owned by such Eligible Unitholder on the date of the Subsequent Offer Notice and the denominator of which is the total number of Common Units on an As-Converted Basis then held by all of the Eligible Unitholders on the date of the Subsequent Offer Notice, subject to increase as hereinafter provided. The number of shares that each Eligible Unitholder is entitled to purchase under this Section 34(c) shall be referred to as a “ROFR Allocation.” If any Eligible Unitholder does not elect to purchase the full amount of its ROFR Allocation, then all Eligible Unitholders who so elect shall have the right to purchase such remaining Orgenesis Offered Securities, and if more than one Eligible Unitholders so elect, the right to purchase such remaining Orgenesis Offered Securities shall be allocated among such Eligible Unitholders on a pro rata basis (based on the number of Common Units on an As-Converted Basis then owned by such Eligible Unitholders). In order to exercise its right to purchase its ROFR Allocation of any Orgenesis Offered Securities not purchased by Eligible Unitholders, an Eligible Unitholder must give written notice to the Company and Orgenesis within 15 calendar days after receipt of the Subsequent Offer Notice, which notice shall indicate whether or not the Eligible Unitholder is exercising its right to purchase its ROFR Allocation of the Orgenesis Offered Securities and, if applicable, whether such Eligible Unitholder is electing to purchase any additional Orgenesis Offered Securities in the event fewer than all of the Eligible Unitholders elect to purchase their ROFR Allocations (in which case the notice shall also state the maximum number of shares of additional Orgenesis Offered Securities which such Eligible Unitholder is willing to purchase).

d. The closing of the purchase of any Orgenesis Offered Securities pursuant to Sections 34(b) and 34(c) shall take place at the principal office of the Company as soon as practical after the delivery of all applicable election notices, but in no event later than the 30th calendar day after the expiration of the Company Option Period. At such closing, the Company and any participating Eligible Unitholders shall deliver to Orgenesis the Orgenesis Offer Price, on the same terms and conditions as set forth in the Orgenesis Transfer Notice, payable in respect of the Orgenesis Offered Securities being acquired by such purchaser, free and clear of all claims, liens and other encumbrances. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

e. If all of the Orgenesis Offered Securities are not purchased by the Company and the Eligible Unitholders pursuant to Sections 34(b) and 34(c), then Orgenesis may Transfer all (but not less than all) of the remaining Orgenesis Offered Securities to the prospective purchaser identified in the Orgenesis Transfer Notice, but only in accordance with Section 34(f) and in accordance with the terms (including the purchase price) set forth in the Orgenesis Transfer Notice, within three months after expiration of the Company Option Period. Any of such Orgenesis Offered Securities that have not been Transferred by Orgenesis in such three month period shall again be subject to the restrictions set forth in this Section and must be reoffered to the Company and the Unitholders (as applicable) pursuant to this Section 34 before any subsequent Transfer.

f. Any Units transferred pursuant to this Section 34 shall remain subject to the Transfer restrictions of this Agreement, and each purchaser of Orgenesis Offered Securities (other than the Company and MM) who is not a party to this Agreement shall (i) execute and deliver to the Company a Joinder Agreement in substantially the form attached hereto as Exhibit A, and (ii) take such other actions and execute such other documents as the Company reasonably requests. Orgenesis shall pay all expenses incurred by the Company in connection with a Transfer pursuant to this Section 34.

g. The provisions of this Section 34 shall not apply to any (i) Permitted Transfer, (ii) Transfer pursuant to Section 37 or (iii) Transfer made pursuant to or after a Company IPO.

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h. Notwithstanding anything in this Agreement to the contrary, (a) neither the Company nor any Member shall participate in the establishment of a secondary market for Units in the Company or the substantial equivalent thereof as defined in Treasury Regulations Section 1.7704-1(c) or the inclusion of Units on such a market or on an established securities market as defined in Treasury Regulations Section 1.7704-1(b), nor shall the Company recognize any Transfers of Units made on any of the foregoing markets by admitting the purported transferee to the Company or otherwise recognizing the rights of such purported transferee.

35. Orgenesis Right of First Refusal.

a. Following the first year after the date hereof, MM shall have the right to Transfer its Units to a third party (who is not a competitor of the Company), provided that within three years after the date hereof, Orgenesis shall have a right of first refusal pursuant to this Section 35. Subject to Section 35(f), solely during the period beginning on the date that is one year after the date hereof and ending on the date that is three years after the date hereof, if MM desires to Transfer Units to any Person during such time period, then MM shall deliver written notice of such proposed Transfer to Orgenesis. Such written notice (the “MM Transfer Notice”) shall set forth, in reasonable detail, the terms and conditions of such proposed Transfer by MM, including the name of the prospective purchaser (including all parties that directly or indirectly hold interests in the prospective purchaser), the payment terms, the type of disposition, the number and type of Units proposed to be Transferred (“MM Offered Securities”), the proposed purchase price for the MM Offered Securities on a per Unit basis (the “MM Offer Price”) and any other information reasonably requested by Orgenesis with respect to such proposed Transfer and the prospective purchaser, together with a complete and accurate copy of the prospective purchaser’s written offer to purchase the MM Offered Securities from MM. The MM Transfer Notice shall further state that Orgenesis may acquire, in accordance with the provisions of this Agreement, the MM Offered Securities for the price and upon the other terms and conditions set forth in the MM Transfer Notice. Orgenesis may Transfer Units only with approval of the Board by a Supermajority Vote and subject to the right of first refusal pursuant to this Section 35. For the avoidance of doubt, any Transfer of Units by either MM or Orgenesis shall be subject to the other party’s right to participate, on a pro rata basis, in such Transfer, pursuant to Section 36.

b. For a period of 30 calendar days after receipt of the MM Transfer Notice (the “Orgenesis Option Period”), Orgenesis may elect, by giving written notice to MM, to purchase all or any portion of the MM Offered Securities at the MM Offer Price and on the other terms and conditions set forth in the MM Transfer Notice.

c. The closing of the purchase of any MM Offered Securities pursuant to Section 35(a) shall take place at the principal office of the Company as soon as practical after the delivery of the election notice by Orgenesis (if applicable), but in no event later than the 30th calendar day after the expiration of the Orgenesis Option Period. At such closing, Orgenesis shall deliver to MM the MM Offer Price, on the same terms and conditions as set forth in the MM Transfer Notice, payable in respect of the MM Offered Securities being acquired by Orgenesis, free and clear of all claims, liens and other encumbrances. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

d. If all of the MM Offered Securities are not purchased by Orgenesis pursuant to Section 35(b), then MM may Transfer all (but not less than all) of the remaining MM Offered Securities to the prospective purchaser identified in the MM Transfer Notice in accordance with the terms (including the purchase price) set forth in the MM Transfer Notice, within three months after expiration of the Orgenesis Option Period. Any of such MM Offered Securities that have not been Transferred by MM in such three month period shall again be subject to the restrictions set forth in this Section and must be reoffered to Orgenesis pursuant to this Section 35 before any subsequent Transfer.

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e. Any Units transferred pursuant to this Section 35 shall remain subject to the Transfer restrictions of this Agreement. Orgenesis shall pay all expenses incurred by the Company in connection with a Transfer pursuant to this Section 35.

f. The provisions of this Section 35 shall not apply to any (i) Permitted Transfer, (ii) Transfer pursuant to Section 37 or (iii) Transfer made pursuant to or after a Company IPO. For the avoidance of doubt, the provisions of this Section 35 shall not apply (and shall not impact or restrict MM’s or the Company’s ability to freely exercise its rights) in connection with a Sale of the Company or an Approved Sale.

36. Tag-Along Right. Subject to Section 36(e), no Member shall Transfer Units owned by such Member to any Person without complying with the terms and conditions set forth in this Section 36; provided, that a Unitholder may be an Initiating Member (defined below) under this Section 36 only if such Transfer is permitted under Sections 34 and 35 and only after such Unitholder has fully complied with any applicable requirements of Sections 34 and 35.

a. Subject to Section 36(e), if any Member (the “Initiating Member”) desires to Transfer Units to any Person, then such Initiating Member shall deliver written notice of such proposed Transfer (the “Participation Sale”) to each other Member holding Non-Incentive Units (“Participating Offeree”) and to the Company. Such written notice (the “Participation Notice”) shall be delivered not less than 10 calendar days prior to such proposed Transfer and shall set forth, in reasonable detail, the terms and conditions of such proposed Transfer, including the name of the prospective purchaser, the payment terms, the type of disposition, the number and type of Units proposed to be Transferred (the “Participation Units”), and the proposed purchase price for the Participation Units on a per Unit basis (the “Participation Price”), together with a complete and accurate copy of the prospective purchaser’s written offer to purchase the Participation Units from the Initiating Member. Within 10 calendar days following the delivery of the Participation Notice by the Initiating Member to each Participating Offeree and to the Company, each Participating Offeree may elect, by delivery of written notice to the Initiating Member and to the Company, to Transfer to the purchaser in such Participation Sale up to that number of Non-Incentive Units owned by such Participating Offeree as shall be equal to the product obtained by multiplying (A) the number of Participation Units by (B) a fraction, the numerator of which is the total number of Common Units on an As-Converted Basis owned by such Participating Offeree on the date of such Participation Notice and the denominator of which is the total number of Common Units on an As-Converted Basis then held by all of the Members on the date of such Participation Notice. If any Participating Offeree fails to deliver such written notice to the Initiating Member and the Company within such 10 calendar day period, then such Participating Offeree shall no longer have any right to Transfer Units pursuant to this Section 36 in such Participation Sale.

b. The Participating Offerees that have validly elected to participate in the Participation Sale shall receive, upon the consummation of such Participation Sale, the same form of consideration, or if any such Participating Offerees are given an option as to the form of consideration to be received, all such Participating Offerees must be given substantially the same option. Notwithstanding the foregoing, if a Participating Offeree elects to offer for sale Non-Incentive Units in the Participation Sale that are of a different type, class or series than the Participation Units or the Participation Units consist of more than one series, class or type of Units and a Participating Offeree does not then own some or all of such series, classes or types of Units (or Units convertible or exchangeable into such series, class or type of Units) and elects to offer for sale another series, class or type of Units in place thereof, then all proceeds payable by the transferee(s) to holders of Units on account of their Units upon consummation of the Transfer of such Units to the transferee(s) shall be paid to the Company and shall be allocated by the Company among and paid to the holders of such Units based upon the amount that such holders would have received pursuant to Section 20(a), assuming that such proceeds were distributed in a liquidation of the Company and the Units Transferred in the Participation Sale were the only Units outstanding.

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c. At the closing of any Participation Sale, the Initiating Member, together with all Participating Offerees validly electing to participate in such Participation Sale pursuant to this Section 36, shall deliver to the proposed transferee the Units to be sold, free and clear of all claims, liens and encumbrances. To the extent any Participating Offeree does not comply with this Section 36(c) or Section 36(d), such Participating Offeree shall not be entitled to participate in such Participation Sale and the Initiating Member shall be entitled to sell an additional number of Units equal to the Units that otherwise would have been sold by such Participating Offeree.

d. As a condition to the effective exercise of its rights under this Section 36 each Participating Offeree validly electing to participate in the Participation Sale shall (i) be required to make such representations, warranties and covenants and agree to provide such indemnification as the Initiating Member agrees to make or provide in connection with such Participation Sale, (ii) pay such Member’s pro rata share of the costs and expenses incurred in connection with such Participation Sale to the extent such costs and expenses are incurred for the benefit of the Members participating in such Participation Sale and are not otherwise paid by the Company (it being agreed that costs incurred by each Participating Offeree on its own behalf will not be considered costs of such Participation Sale), and (iii) take such other actions and execute such documents as the Company or the Initiating Member may reasonably request.

e. The provisions of this Section 36 shall not apply to any (i) Permitted Transfer, (ii) Transfer pursuant to Section 37 or (iii) Transfer made pursuant to or after a Company IPO. Any Units Transferred pursuant to this Section 36 shall remain subject to the Transfer restrictions of this Agreement, and each purchaser of Units who is not a party to this Agreement shall (a) execute and deliver to the Company a Joinder Agreement in substantially the form attached hereto as Exhibit A, and (b) take such other actions and execute such other documents as the Company reasonably requests.

37. Drag-Along Right.

a. At any time following the earliest to occur of (X) prior to the Initial Two Year Period or a Material Governance Event, if MM and Orgenesis approve a Sale of the Company or (Y) (i) after the end of the Initial Two Year Period or (ii) after the occurrence of a Material Governance Event, if MM or the Board by Supermajority Vote approves a Sale of the Company (an “Approved Sale”), then MM or the Company (with the consent of MM) may give written notice to the Members of an Approved Sale, which notice shall be delivered at least five Business Days prior to such Approved Sale and shall include the material terms of such Approved Sale, including the terms and structure (including, without limitation, merger, Transfer of Units, sale of assets and sale of any Subsidiaries of the Company) of such Approved Sale (the “Sale Request”). Each Member agrees not to directly or indirectly, without the prior written consent of the Company, disclose to any other Person any confidential information related to the Sale Request or an Approved Sale, other than disclosures to such Member’s directors, officers, representatives, agents, legal counsel and employees or as otherwise required by law. In connection with an Approved Sale, (A) each Member shall be obligated to and agrees that, in such Member’s capacity as a member of the Company, such Member will vote, or grant proxies relating to such Units to vote, all of such Member’s Units in favor of, consent to, raise no objections to, and waive any dissenters, appraisal or similar rights with respect to, such Approved Sale and will not exercise any right to dissent or seek appraisal rights in respect of such Approved Sale, (B) each Member shall take all actions which the Board by a Supermajority Vote or MM deems necessary or advisable in the sole judgment the Board (by a Supermajority Vote) or MM in connection with the consummation of such Approved Sale, including executing, delivering and agreeing to be bound by the terms of any agreement related to such Approved Sale and any other agreement, instrument or certificates necessary to effectuate such Approved Sale, and including appointing a representative to administer the transactions on behalf of all of the Members, (C) if such Approved Sale is structured as a Transfer of Units, each Member will agree to Transfer its Units and shall deliver at the closing of such Approved Sale its Units, free and clear of all claims, liens and encumbrances, on the terms and conditions as approved by the Board by a Supermajority Vote or MM (it being understood and agreed that each Member will only be obligated to Transfer the same percentage of its Units on an As-Converted Basis as the percentage of Units on an As-Converted Basis proposed to be Transferred in such Approved Sale), and (D) each Member shall pay such Member’s pro rata share of the costs and expenses incurred in connection with such Approved Sale to the extent such costs and expenses are incurred for the benefit of the Member and are not otherwise paid by the Company. Costs incurred by any Member on its own behalf will not be considered costs of an Approved Sale. Without limiting the foregoing, each Member agrees that, in connection with an Approved Sale, such Member will (i) make such representations, warranties and covenants as MM agrees to make or provide or as requested by the Board by a Supermajority Vote and (ii) agree to provide severally (not jointly) and on a pro rata basis (based upon the consideration to be received by such Member in connection with an Approved Sale) such indemnification, purchase price adjustments and holdbacks as MM agrees to provide or as requested by the Board by a Supermajority Vote (provided that each Member shall be responsible for all obligations that relate specifically to such Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Units).

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b. Notwithstanding the foregoing, if one of the terms or conditions of an Approved Sale requires any Management Holder to agree to be bound by customary restrictive covenants, including confidentiality, non-competition, and non-solicitation covenants, then each Management Holder hereby agrees, that to the extent required by a buyer in connection with an Approved Sale, such Management Holder will agree to be bound by such customary restrictive covenants.

c. Following the third anniversary of the date hereof, in the event that MM or the Company provides notice to Orgenesis that either MM or the Board by Supermajority Vote is considering exercising its drag along rights described in Section 37(a) or the Company provides notice to Orgenesis that the Board by Supermajority Vote has determined that the Company will begin committing significant time and resources in pursuit of exploring a potential Sale of the Company, Orgenesis shall, within 30 days, provide written notice to the Company and the Board indicating whether or not Orgenesis would like to be a potential acquiror of the Company. If Orgenesis does not provide such notice within such 30-day period, Orgenesis shall be deemed to have elected that it would not like to be a potential acquiror of the Company. The Board shall form a committee of Managers (which will include the Industry Expert Manager and at least one MM Manager) that will be responsible for managing the process in connection with such a Sale of the Company transaction. Notwithstanding anything in this Agreement to the contrary, if following the third anniversary of the date hereof and the 30-day period set forth in this Section 37(c), (A) Orgenesis has not elected to be a potential acquiror in such a Sale of the Company transaction, Orgenesis shall have the ability to appoint one member of such committee, or (B) if Orgenesis has elected to be a potential acquiror in such a Sale of the Company transaction, Orgenesis Managers shall not be appointed to such committee, Orgenesis shall recuse itself and all Orgenesis Managers from such committee and Orgenesis may be a participant in the process in connection with such Sale of the Company transaction in a manner similar to other potential third party aquirors. The goal of any process in connection with a Sale of the Company is anticipated to be consummating a Sale of the Company on arm’s length terms and with respect to any such Sale of the Company, MM may (in its discretion) cause the Company to obtain a fairness opinion from a nationally recognized independent accounting firm selected by MM in its sole discretion.

d. In the event that MM Holders do not own at least 50% of the Units owned by the MM Holders as of the date hereof, then MM shall no longer be able to exercise its drag along rights set forth in this Section 37; provided, however, that the consent of MM shall remain required pursuant to Section 33(k) for the Company or any of its Subsidiaries to initiate or complete any Sale of the Company or any Approved Sale.

e. Notwithstanding the foregoing, prior to the end of the Initial Three Year Period, MM and the Company shall not have the right to exercise the drag along rights set forth in this Section 37 unless the valuation of the Company reflected in an Approved Sale is equal to or greater than $300,000,000.

f. The drag along rights set forth in this Section 37 shall not be exercised by MM or the Company while an Approved Sale is pending pursuant to this Section 37.

g. If Orgenesis breaches its obligation to effectuate an Approved Sale or otherwise the failure of an Approved Sale to be consummated is primarily attributable to Orgenesis or its Affiliates, then, without limiting any other rights and remedies of MM, (i) the Board shall be appointed as set forth in Section 30(c) and (ii) MM shall have the option to convert all of its Preferred Units into such number of Common Units that represents (on a post-conversion basis) the Applicable Percentage of all of the outstanding Common Units (including any Common Units to be issued to MM pursuant to this Section 37(g)). “Applicable Percentage” means a percentage equal to the percentage of the total proceeds that would have been payable in connection with an Approved Sale that would have been payable to MM were such total proceeds distributed in accordance with Section 20.

h. In order for MM to voluntarily convert Preferred Units into Common Units pursuant to Section 37(g), MM shall provide written notice that it elects to convert all or any portion of the Preferred Units. Such notice shall state MM’s name or the names of the nominees in which MM wishes the Common Units to be issued. The date of receipt of notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date. The Company shall take all such actions necessary to give effect to such conversion.

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38. MM Exchange Right. MM shall have the right, at its option, at any time prior to July 1, 2025, to exchange any of its Units for common stock of Orgenesis, par value $0.0001 per share (the “Orgenesis Common Stock”; such exchange, the “Exchange”). MM may provide written notice to Orgenesis of MM’s election to exercise such right (the “Exchange Notice”) which shall set forth the number and type of Units to be so exchanged. Within 30 days of Orgenesis’s receipt of the Exchange Notice, Orgenesis shall deliver to MM the number of shares of Orgenesis Common Stock equal to the (i) the fair market value of MM’s Units to be exchanged, as determined by a nationally recognized independent accounting firm in the United States with experience in performing valuation services selected by MM and Orgenesis, divided by (ii) the average closing price per share of Orgenesis Common Stock during the 30-day period ending on the date on which MM provides the Exchange Notice to Orgenesis (the “Exchange Price”); provided, that in no event shall (A) the Exchange Price be less than a price per share that would result in Orgenesis having an enterprise value of less than $200,000,000 and (B) the maximum number of shares of Orgenesis Common Stock to be issued pursuant to the Exchange exceed 19.99% of the outstanding Orgenesis Common Stock as of the date hereof (5,106,596 shares of Orgenesis Common Stock), subject to adjustment in the event of any unit splits, reverse splits, unit dividends, recapitalizations or other similar events. MM and Orgenesis shall take all actions necessary or desirable in order to effectuate the Exchange. For the sake of clarity, the Exchange shall not be accompanied by the migration of any rights attached to the Units or otherwise included in, or granted to any Member under, this Agreement.

39. Put Option & Call Option.

a. Upon the occurrence of either (i) a Material Governance Event or (ii) failure of the Orgenesis stockholders to approve the Specified Agreement Terms by the earlier of either (A) seven months after the date hereof or (B) the date of the 2023 annual meeting of the shareholders of Orgenesis, MM shall have the right to, at its option, (1) sell the Units held by MM to Orgenesis (or, if elected by Orgenesis, to the Company) pursuant to Section 39(b) (the “Put Option”), after MM provides at least five Business Days’ written notice to Orgenesis and the Company of its election to exercise such right (the “Put Notice”), (2) purchase all of the Units owned by Orgenesis pursuant to Section 39(c) (the “Call Option”), after MM provides at least five Business Days’ written notice to Orgenesis of its election to exercise such right (the “Call Notice”) (provided that the price per Unit with respect to the Call Option shall not reflect a valuation of the Company of less than $150,000,000), or (3) take no action. Notwithstanding the foregoing, in the case of a Material Governance Event, the Put Option shall be subject to Orgenesis or the Company having funds available, or being able after using commercially reasonable efforts to raise the necessary funds, to satisfy the purchase price of the Put Option. If the Company or Orgenesis does not pay in full the aggregate purchase price of the Put Option, then the Board shall be appointed as set forth in Section 30(c), without limiting any other rights and remedies. In the event Orgenesis elects that the Company purchase Units held by MM pursuant to a Put Notice, Orgenesis shall guarantee all payment obligations of the Company related to such purchase and Orgenesis shall be responsible for all such payment obligations in the event the Company does not promptly and fully satisfy such payment obligations in accordance with Section 39(b).

b. Put Right Price and Mechanics. The price per Unit at which Orgenesis or the Company shall purchase Units from MM pursuant to a Put Notice (the “Put Price”) shall be equal to the fair market value of the Units at the time the Put Notice is issued as determined by a nationally recognized independent accounting firm selected by MM in its sole discretion; provided, however, that in no event shall the Put Price with respect to Preferred Units be less than the Class A Preferred Unit Original Issue Price, Class B Preferred Unit Original Issue Price or Class C Preferred Unit Original Issue Price, as applicable, to each Preferred Unit (based on the applicable class of Preferred Unit).

(i)	Orgenesis or the Company, as applicable, shall, pursuant to this Section 39(b), purchase all Units of MM with a single cash payment within 60 days after the date that the Put Notice is submitted to the Company and Orgenesis.

c. Call Purchase Price and Mechanics. The price per Unit that MM shall purchase from Orgenesis pursuant to the Call Option shall be an amount equal to the fair market value of such Units as determined by a nationally recognized independent accounting firm selected by MM in its sole discretion; provided that, for the avoidance of doubt, the price per Unit with respect to the Call Option shall not reflect a valuation of the Company of less than $150,000,000.

(i)	MM shall, pursuant to this Section 39(c), purchase all Units of Orgenesis with a single cash payment within 60 days after the date of the Call Notice.

(ii)	MM shall be permitted to assign its rights under this Section 39 to the Company, an Affiliate of MM or a Permitted Transferee of MM.

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40. Registration Rights.

a. General. For purposes of this Section 40, (i) the terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement, and (ii) the term “Holder” means any Member holding Registrable Securities.

b. Demand Registrations.

(i)	Subject to Section 40(b)(ii), if the Company shall receive a written request (specifying that it is being made pursuant to this Section 40(b)) from MM or Orgenesis that the Company file a registration statement under the 1933 Act, or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act, covering the registration of at least 30% of the Registrable Securities. Upon receipt of such a request, the Company shall (i) if the Company previously completed a Company IPO at least 10 days prior to the filing date give written notice to all other Holders of such request in accordance with Section 40 and (ii) not later than 90 days after receipt by the Company of a written request for a demand registration pursuant to this Section 40 (except that such filing may be coordinated with the close of the fiscal year of the Company), file a registration statement with the SEC relating to such Registrable Securities as to which such request for a demand registration relates and the Company shall use its commercially reasonable efforts to cause all Registrable Securities of the same class that Holders have requested be registered pursuant to Section 40, to be registered under the 1933 Act.

(ii)	The MM Holders and Orgenesis shall be entitled to request, and the Company shall be obligated to effect for the MM Holders or Orgenesis, as applicable, two registrations of Registrable Securities pursuant to this Section 40 on any form other than S-3 and an unlimited number of registrations if the Company is eligible to use Form S-3 for such registration.

c. Piggyback Registration. If, at any time after the Company completes a Company IPO, the Company determines to register any of its equity interests for its own account or for the account of others under the 1933 Act in connection with the public offering of such equity interests, or if the Company registers any Registrable Securities pursuant to Section 40, then the Company shall, at each such time, promptly give each Unitholder written notice of such determination no later than 10 days before its filing with the SEC; provided, that registrations relating solely to Securities to be offered by the Company (or other Person for whose account the registration is made) in connection with any acquisition or option or purchase or savings plan or any other benefit plan shall not be subject to this Section 40. Upon the written request of any Unitholder received by the Company within 10 days after the giving of any such notice by the Company, the Company shall use its commercially reasonable efforts to cause to be registered under the 1933 Act all of the Registrable Securities of such Unitholder that each Unitholder has requested be registered. If the underwriters of the proposed sale of Registrable Securities determine that inclusion of all of the Registrable Securities requested to be included in such sale would adversely affect the sale of Securities by the Company, then the Company will include in such registration only the number of Securities which in the opinion of such underwriters and the Company would not adversely affect such sale in the following order:

(i)	first, the Securities of the Company; and

(ii)	second, the Registrable Securities requested to be included by the Unitholders (including the MM Holders) pro rata based on the number of Registrable Securities which each of them request be included in such registration.

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d. Obligations of the Company. Whenever required under Section 40(b) or Section 40(c) to use its commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall:

(i)	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective, including, without limitation, filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current; provided, however, that if such registration statement does not become effective, then any demand registration pursuant to Section 40 prompting such undertaking by the Company shall be deemed to be rescinded and retracted and shall not be counted as, or deemed or considered to be or to have been, a demand registration pursuant to Section 40 for any purpose;

(ii)	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Units covered by such registration statement and to keep each registration and qualification under this Agreement effective (and in compliance with the 1933 Act) by such actions as may be necessary or appropriate for a period of 90 days after the effective date of such registration statement, all as requested by such Unitholder or Unitholders; provided, however, that notwithstanding anything in this Agreement to the contrary: (1) if a material development regarding the Company occurs and the Company is advised by its counsel that keeping the registration statement current would require the acceleration of disclosure of such material development, then the Company shall not be obligated to use its commercially reasonable efforts to keep the registration statement effective or any prospectus current during the 180-day period following the date of such development; and (2) the Company shall not be required to use its commercially reasonable efforts to keep the registration statement effective at any time after all Registrable Securities included in such registration have been distributed;

(iii)	furnish to the Unitholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

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(iv)	use its commercially reasonable efforts to register and qualify the Securities covered by such registration statement under such securities or “blue sky” laws of such jurisdictions as shall be reasonably appropriate for the distribution of the Securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the Securities shall be qualified shall require that expenses incurred in connection with the qualification of the Securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata, to the extent required by such jurisdiction;

(v)	notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, subject to Section 40(d)(ii), at the request of any such seller or Unitholder promptly prepare to furnish to such seller or Unitholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)	otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, and will furnish to each such seller at least two Business Days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any thereof to which any such seller shall have reasonably objected, except to the extent required by law, on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act;

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(vii)	provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

(viii)	use its commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any class of Registrable Securities is then listed.

If the Company at any time proposes to register any of its Securities under the 1933 Act, other than pursuant to a request made under Section 40(b), whether or not for sale for its own account, and such Securities are to be distributed by or through one or more underwriters, then the Company will make commercially reasonable efforts, if requested by any Unitholder who requests registration of Registrable Securities in connection therewith pursuant to Section 40(b) or Section 40(c), to arrange for such underwriters to include such Registrable Securities among the Securities to be distributed by or through such underwriters.

e. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 40 that the Unitholders shall furnish to the Company such information regarding them, the Registrable Securities held by them, and the intended method of disposition of such Securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

f. Expenses of Registration. All reasonable expenses incurred by the Company in connection with a registration pursuant to Section 40(b) or Section 40(c) (excluding underwriters’ discounts and commissions, which shall be borne by the sellers), including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Unitholders requesting a demand registration pursuant to Section 40(b) may withdraw such request, in which event so long as such Unitholders pay all expenses incurred by the Company in connection with such requested registration, such withdrawn request shall be deemed for all purposes in this Agreement not to have been made.

g. Underwriting Requirements. In connection with any registration of Registrable Securities under this Agreement, the Company will, if requested by the underwriters for any Registrable Securities included in such registration, enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to such distributions, including, without limitation, provisions relating to indemnification and contribution. The Unitholders on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement, and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall be also made to and for the benefit of such Unitholders. Such representations and warranties will be limited to matters that relate to such Unitholders, such as due organization, authorization, no violation, title and ownership and investor status. Such underwriting agreement shall comply with Section 40(h). Such underwriters shall be selected (i) by the Company, in the case of a registration pursuant to Section 40(c), or (ii) by MM in the case of a registration pursuant to Section 40(b).

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h. Indemnification. In the event any Registrable Securities are included in a registration statement under Section 40:

(i)	To the fullest extent permitted by law, the Company will indemnify and hold harmless each Unitholder requesting or joining in a registration and its officers, directors, employees and agents and Affiliates, and any underwriter (as defined in the 1933 Act) for it, from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation) or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the 1933 Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; provided, however, that the indemnity agreement contained in this Section 40(h) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to anyone for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Unitholder, underwriter or control person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Unitholder, underwriter or control person and shall survive the Transfer of such Securities by such Unitholder.

(ii)	Any Person seeking indemnification under this Section 40(h) will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to give such notice will not affect the right to indemnification hereunder, unless the indemnifying party is materially prejudiced by such failure and then only to the extent of such prejudice) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the parties. The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

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(iii)	If for any reason the foregoing indemnification is unavailable to any Unitholder or insufficient to hold any Unitholder harmless as and to the extent contemplated by the preceding paragraphs of this Section 40(h), then the Company shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage expense or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the Company and any applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

(iv)	The provisions herein are not exclusive and will not limit any rights to indemnity, contribution or insurance proceeds which a party may under any other agreement or instrument or provision of this Agreement.

i. Suspension of Sales. Each Unitholder agrees that, upon receipt of written notice from the Company of the happening of any event which results in the prospectus included in any registration statement filed pursuant to the terms of this Agreement including an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Unitholder will treat such information as confidential, will immediately discontinue the disposition of Registrable Securities pursuant to such registration statement until the Unitholder’s receipt of copies of a revised prospectus and, if so directed by the Company, such Unitholder will deliver to the Company all copies, other than permanent file copies then in such Unitholder’s possession, of the most recent prospectus covering such registered Securities.

j. Market Stand-Off Agreement. Each Unitholder agrees not to sell, make any short sales of or otherwise Transfer or dispose of any Securities held by such Unitholder (other than Securities included in the applicable registration statement or shares purchased in the public market after the effective date of registration) or any interest or future interest therein during such period (not to exceed 180 days) as may be requested by the Company, MM or the underwriters following the effective date of a registration statement of the Company filed under the 1933 Act, which includes Securities to be sold on the Company’s or an MM Holder’s behalf to the public in an underwritten offer.

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k. Timing Limitations.

(i)	No request shall be made with respect to any registration pursuant to Section 40(b) within six months immediately following the effective date of any registration statement filed by the Company.

(ii)	If the Company shall furnish to the Unitholders requesting a registration pursuant to Section 40(b) a certificate stating that in the good faith judgment of the Company, undertaking such registration would accelerate the disclosure of a material development involving the Company or would otherwise be detrimental to the Company or its Unitholders, then the Company shall have the right to defer the filing of the registration statement for a period of not more than 120 days in any 12-month period and the demand then made shall not be counted for purposes of determining the number of registrations pursuant to Section 40(b).

l. Initial Public Offering. If the Board by a Supermajority Vote and MM approve a Company IPO, then the Members shall take all necessary or desirable actions in connection with the consummation of the Company IPO including the execution of customary lock-up and similar agreements. In the event that such Company IPO is an underwritten offering and the managing underwriters advise the Company that in their opinion the Company’s equity structure would adversely affect the marketability of the offering, each holder of Units shall consent to and vote for a recapitalization, unit split, reorganization and/or exchange of the Units into Securities that the managing underwriters, the Board and MM determine acceptable (the “Recapitalization”) and shall take all necessary or desirable actions in connection with the consummation of the Recapitalization; provided that the resulting Securities reflect and are consistent with the rights and preferences of the Units as of immediately prior to such Recapitalization.

41. Exculpation and Indemnification. None of the Members, any Manager, any Observer, any of their respective members, employees, agents, officers, directors, any of their respective Affiliates, consultants, employees or agents or any Officer (each, an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 41 shall be provided out of and to the extent of Company assets only, and the Members, the Managers and the Observers shall have no personal liability on account thereof.

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42. Cooperation. Each Member shall use its reasonable best efforts to promptly provide any information reasonably requested by, and otherwise cooperate with, Orgenesis to enable Orgenesis to comply with its reporting obligations under the Exchange Act.

43. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company in accordance with this Agreement, including that any such additional member who is not a party to this Agreement shall (i) execute and deliver to the Company a Joinder Agreement in substantially the form attached hereto as Exhibit A, and (ii) take such other actions and execute such other documents as the Company reasonably requests. Such admission shall become effective on the date on which such conditions have been satisfied and when any such admission is shown on the books and records of the Company. The Board may classify each additional Member as a Management Holder to the extent such classification is applicable to such additional Member and, upon such classification, such additional Member shall for all purposes be a Management Holder under this Agreement.

44. Termination of Membership. The rights of each Member to share in the profits and losses of the Company and to receive distributions shall, on its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.

45. Liquidation, Dissolution or Winding Up.

a. Liquidation Preference. In the event of any Liquidation, the holders of Preferred Units then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its Members, before any payment shall be made to the holders of Common Units, Incentive Units or any other Securities, by reason of their ownership thereof, an amount per Preferred Unit equal to its applicable Preferred Liquidation Preference Amount, in accordance with Section 20(a).

b. Distribution of Remaining Assets. In the event of any Liquidation, after payment in full by the Company to the holders of Preferred Units of all amounts required to be paid to the holders of Preferred Units pursuant to Section 20(a), the remaining assets of the Company available for distribution to the Unitholders shall be distributed to the holders of Common Units and Incentive Units in accordance with Sections 20(a).

c. Deemed Liquidation Event.

(i)	Each of the following events shall be deemed to be a liquidation of the Company (each a “Deemed Liquidation Event”), unless the holders of fifty percent or more of the outstanding Preferred Units elect otherwise by providing written notice to the Company:

(1) a merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party and the Company issues Units or other Securities pursuant to such merger or consolidation, except any such merger or consolidation transaction involving the Company or a subsidiary in which the Units of the Company outstanding immediately prior to such merger or consolidation transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation at least a majority, by voting power or economic power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation transaction, the parent corporation of such surviving or resulting corporation; or

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(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries.

(ii)	The Company shall not have the power to effect any transaction constituting a Deemed Liquidation Event referred to in Section 45(c)(i) unless the definitive agreement for such transaction provides that the consideration payable to the Unitholders in such Deemed Liquidation Event shall be allocated among the Unitholders in accordance with Sections 45(a) and 45(b).

46. Dissolution. The Company shall (i) dissolve and its affairs shall be wound up or (ii) file for, or consent to, bankruptcy or other insolvency proceedings, only (A) with approval of the Board by a Supermajority Vote and subject to Section 33(a) or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

47. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

48. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date (i) of service if served personally, (ii) of delivery, if delivered by email (with confirmation of receipt by the intended recipient), or (iii) three Business Days after sending if such notice is sent with a reputable international express courier service (using any delivery option reasonably believed to deliver such notice within three Business Days), with postage thereon prepaid, and in each case, addressed to such Member at the address set forth on Schedule A attached hereto (or such other address as may be designated by such Member from time to time by written notice to the Company and the other Members).

49. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

50. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

51. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by Orgenesis with the prior written consent of MM.

52. Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

Morgenesis LLC

By:
Name:
Title:

MEMBERS

Orgenesis, Inc.

By:
Name:
Title:

MM OS Holdings, L.P.

By:
Name:
Title:

Schedule A

Exhibit A

COUNTERPART SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
MORGENESIS LLC

By executing this counterpart signature page to the Second Amended and Restated Limited Liability Company Agreement of Morgenesis LLC (the “Company”), dated as of [●], 2022, (the “LLC Agreement”), the undersigned hereby agrees to become a member of the Company, having such rights, entitlements and obligations as set forth in the LLC Agreement, a copy of which the undersigned acknowledges it has received and has had the opportunity to review. By executing this counterpart signature page, the undersigned agrees to be bound by all terms and conditions of the LLC Agreement.

Member Name:

By:

Name:

Date:

Address:

E-mail: